UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12

Integrys Energy Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Integrys Energy Group, Inc.
130 East Randolph Drive, Chicago, Illinois 60601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 13, 2009

The Integrys Energy Group annual meeting will be held on Wednesday, May 13, 2009, at 10:00 a.m., Central daylight time, at the Weidner Center, on the campus of the University of Wisconsin-Green Bay, 2420 Nicolet Drive, Green Bay, Wisconsin. Our shareholders are asked to vote to:

  1.
  Elect Keith E. Bailey, Kathryn M. Hasselblad-Pascale, John W. Higgins, James L. Kemerling and Charles A. Schrock to one-year terms on the Board of Directors or until their successors have been duly elected; and

  2.
  Ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2009.

Also, as necessary or desirable, shareholders will consider and act upon any other business properly brought before the annual meeting and any adjournment or postponement thereof.

Our board of directors recommends a vote "FOR" Items 1 and 2. Only shareholders of record at the close of business on March 19, 2009 are entitled to notice and to vote at the annual meeting.

You may vote your shares over the Internet at www.voteproxy.com, by calling toll-free (800) 776-9437 (or if calling from outside of the United States, by calling 1-718-921-8500), by completing and mailing the enclosed proxy card, or in person at the annual meeting. We request that you vote in advance whether or not you attend the annual meeting. You may revoke your proxy at any time prior to the vote at the annual meeting by notifying us in writing, voting your shares in person at the meeting, revoting through the Web site or telephone numbers listed above or returning a later-dated proxy card.

INTEGRYS ENERGY GROUP, INC.

BARTH J. WOLF Vice President, Chief Legal Officer and Secretary

Chicago, Illinois
April 3, 2009

The board of directors solicits the enclosed proxy. Your vote is important no matter how large or small your holdings. To assure your representation at the meeting, please complete, sign exactly as your name appears, date and promptly mail the enclosed proxy card in the postage-paid envelope provided or use one of the alternative voting options provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 13, 2009

Our proxy statement and our 2008 annual report to shareholders can be accessed on the Internet at http://www.integrysgroup.com/proxymaterials/.

 2009 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

i

This proxy statement, the accompanying Notice of Annual Meeting of Shareholders and proxy card are being mailed to shareholders on or about April 3, 2009, and are furnished in connection with the solicitation of proxies by the board of directors of Integrys Energy Group, Inc.

FREQUENTLY ASKED QUESTIONS

Q:
Why have I received these materials?

A.
All shareholders of Integrys Energy Group were sent these proxy materials. You are asked to elect five members to the board of directors and ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2009 and consider and act upon any other business that may be properly brought before the annual meeting.

Q:
Who can attend the annual meeting?

A:
Anyone who is a shareholder as of the close of business on March 19, 2009 may attend the annual meeting and vote. This includes all shareholders holding Integrys Energy Group common stock on March 19, 2009. Each shareholder may be accompanied by one guest.

Q:
How are directors elected?

A:
A plurality of votes cast at the annual meeting is required to elect directors (assuming a quorum is present). Five directors will be elected at the annual meeting. "Plurality" means the five individuals who receive the largest number of votes will be elected as directors. Assuming a quorum is present, shares not voted at the annual meeting will not affect the election of directors. Abstentions, broker non-votes and votes withheld will be treated as shares not voted, but will count toward establishing a quorum.

Q:
What constitutes a quorum?

A:
A quorum is the number of shares that must be voted at the meeting to lawfully conduct business. Votes of a majority of the shares entitled to vote constitute a quorum. As of the record date of March 19, 2009, a total of 76,425,737 shares were eligible to vote. Votes of 38,212,869 shares will constitute a quorum.

Q:
What are the items to be voted on?

A:
Items you are asked to vote on are the election of five directors and ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2009. Additional matters may be considered and acted upon at this annual meeting if they are properly presented at the meeting.

Q:
What happens if additional proposals are presented at the meeting?

A:
Our By-Laws require advance notice of any matter to be brought before the annual meeting. We have not received any additional proposals that will need to be addressed at the meeting. Therefore, we are not required to present any other issues at the meeting. Additional issues may be presented at the discretion of Integrys Energy Group. If an additional proposal is brought up, the shares represented by proxy will be voted in accordance with the discretionary judgment of the appointed proxies, Larry L. Weyers and Barth J. Wolf.

Q:
Who tabulates the votes?

A:
Our independent transfer agent, American Stock Transfer & Trust Company, tabulates the votes.

Q:
Is my vote confidential?

A:
Yes. American Stock Transfer & Trust Company will hold your vote in confidence. Whether you vote your shares by Internet, telephone or mail, your vote will be received directly by American Stock Transfer & Trust Company. American Stock Transfer & Trust Company will serve as inspector, count all the proxies or ballots submitted, and report the vote at the annual shareholder meeting on May 13, 2009. For a discussion of how shares in our employee stock ownership plan trusts are voted, please see the discussion below.

Q:
Do I need to attend the annual meeting in order to vote?

A:
No. You can vote your shares at any time prior to the annual meeting by Internet, telephone or returning the completed proxy card in the enclosed pre-paid envelope. You may also vote in person at the annual meeting.

Q.
Who can vote?

A:
Anyone who owned Integrys Energy Group common stock as of the close of business on March 19, 2009, can vote. Each eligible share of Integrys Energy Group common stock is entitled to one vote.

Q:
How do I vote?

A:
You may vote your shares by any of four methods:

  1)
  Over the Internet at www.voteproxy.com,

  2)
  Over the telephone by calling toll-free (800) 776-9437 (or if calling from outside of the United States, by calling 1-718-921-8500),

  3)
  Through the mail by returning your completed, signed and dated proxy card in the enclosed prepaid envelope, or

  4)
  In person at the annual meeting.

  Instructions to vote your shares over the Internet or telephone are provided on your proxy card. Your completed proxy will be voted according to your instructions. If you return an incomplete proxy card, your proxy will be voted FOR the election of Keith E. Bailey, Kathryn M. Hasselblad-Pascale, John W. Higgins, James L. Kemerling and Charles A. Schrock, and FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2009. You have the right to change your vote any time before the meeting by:

    1)
    Notifying us in writing,

    2)
    Revoting over the Internet or telephone,

    3)
    Voting in person at the annual meeting, or

    4)
    Returning a later-dated proxy card.

  By voting your shares, you also authorize your shares to be voted on any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting in accordance with the judgment of the appointed proxies, Larry L. Weyers and Barth J. Wolf.

  You may vote over the Internet or telephone until midnight Eastern daylight time on May 12, 2009.

Q:
Do I need to return the proxy card if I vote over the Internet or telephone?

A:
No. If you vote your proxy over the Internet or telephone, you should not mail your proxy card, unless you want to change your vote. If you return your proxy card after voting over the Internet or telephone, it will be processed and replace any earlier vote you provided over the Internet or telephone.

Q:
If my broker holds my shares in "street name," will my broker vote my shares for me?

A:
If your shares are held in "street name" through a broker, fiduciary, custodian or other nominee, you will receive from your nominee a full meeting package including a voting instruction form to vote your shares. Your brokerage firm may permit you to vote by Internet or telephone. Brokerage firms have the authority under New York Stock Exchange rules to vote their clients' unvoted shares on certain routine matters. If you do not vote, your brokerage firm may choose to vote for you on the election of the five directors and ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2009 or they may leave your shares unvoted on these proposals (otherwise referred to as a broker non-vote).

Q.
If my shares are held in "street name," can I vote my shares at the annual meeting?

A:
If your shares are held in street name, you may vote your shares at the annual meeting ONLY if you bring a legal proxy to the annual meeting. The legal proxy would be provided by your broker, fiduciary, custodian or other nominee. You must request this legal proxy from your bank or broker as they will not automatically supply one to you.

Q:
What are the board of directors' voting recommendations?

A:
The board of directors recommends shareholders vote FOR the election of all of our nominees as directors and FOR ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for 2009.

Q:
What if I receive more than one proxy card?

A:
If you receive more than one proxy card, this means your shares are in more than one account. Please vote all the shares that you own. If you would like to consolidate your accounts and receive only one proxy card in the future, please contact our transfer agent, American Stock Transfer & Trust Company, at (800) 236-1551 or www.amstock.com. This will save printing and mailing costs, so please take advantage of this option.

Q:
How are shares in the Employee Stock Ownership Plan Trusts voted?

A:
If you own stock in the Wisconsin Public Service Corporation Employee Stock Ownership Plan (ESOP), or the Peoples Energy Corporation Employee Stock Ownership Plan, you may vote your shares by any of the following three methods:

  1)
  Over the Internet at www.voteproxy.com,

  2)
  Over the telephone by calling toll-free (800) 776-9437, or

  3)
  Through the mail by returning your completed, signed and dated proxy card in the enclosed prepaid envelope.

  Your vote must be received by May 11, 2009 to be voted at the annual meeting. Stock owned in these plans, may NOT be voted in person at the annual meeting.

  American Stock Transfer & Trust Company will tabulate the votes of participants for each of these plans. The results of the vote received from these plans' participants will serve as voting instructions to the plan trustees. The trustee of these plans, as of the record date, is Wells Fargo Bank N.A. The trustee will vote the plan shares as instructed by plan participants. If a participant in the Wisconsin Public Service Corporation Employee Stock Ownership Plan does not provide voting instructions, the trustee, Wells Fargo Bank N.A., will not vote the participant's shares in the plan. If a participant in the Peoples Energy Corporation Employee Stock Ownership Plan does not provide voting instructions, the trustee, Wells Fargo Bank N.A., will vote shares allocated to the participant's plan account in the same proportion as those votes cast by other plan participants submitting voting instructions. American Stock Transfer & Trust Company and Wells Fargo Bank N.A. will keep how you vote your shares confidential.

  Shares held in the Peoples Energy Capital Accumulation Plan or the Peoples Energy Thrift Plan will be voted at the discretion of the trustee, Wells Fargo Bank N.A., and not by plan participants.

Q:
How can a shareholder communicate with the board of directors directly?

A:
Any shareholder or interested parties may communicate with the board of directors (or an individual director serving on the board of directors) by sending written communications, addressed to any director or to the board of directors as a group, in care of Integrys Energy Group's Vice President, Chief Legal Officer and Secretary, Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54301. The Vice President, Chief Legal Officer and Secretary will ensure that this communication (assuming it is properly marked to the board of directors or a specific director) is delivered to the board of directors or the specified director, as the case may be. However, commercial advertisements or other forms of solicitation will not be forwarded.

Q:
When are shareholder proposals due to be included in the proxy for the 2010 annual meeting?

A:
Shareholder proposals must be received in writing by December 4, 2009, to be included in next year's proxy statement. Proposals should be submitted to Barth J. Wolf, Vice President, Chief Legal Officer and Secretary, Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54301.

Q:
How can I help reduce costs for Integrys Energy Group?

A:
You can help Integrys Energy Group reduce costs by subscribing to electronic delivery of your annual report, proxy statement and other shareholder communications. If you subscribe to this free service, you will receive future copies of Integrys Energy Group's annual reports, proxy statements and other shareholder communications over the Internet. You will receive the material quicker and reduce costs for Integrys Energy Group. Subscribers will receive an e-mail when the annual report, proxy statement and other material become available. This would be no later than the day Integrys Energy Group mails the paper documents. The e-mail will provide you with instructions to access the documents over the Internet.

  Additionally, if you receive more than one proxy card, you can help reduce costs by consolidating your accounts. To receive only one proxy card in the future, please contact our transfer agent, American Stock Transfer & Trust Company, at (800) 236-1551 or www.amstock.com.

Q:
How can I subscribe to electronic delivery of annual reports and proxy statements?

A:
You can subscribe to electronic delivery of future annual reports, proxy statements and other shareholder communications over the Internet when you vote your proxy or by going directly to www.voteproxy.com. When you reach the Web page:

  •
  Click on "Account Access,"

  •
  Have the proxy card you received in hand and follow the instructions on the screen,

  •
  Click on "submit,"

  •
  Click on "Receive Company Mailings via e-mail,"

  •
  Provide your e-mail address, and

  •
  Click on "go."

Q:
Where can I find voting results from the meeting?

A:
The annual meeting voting results will be published in the Form 10-Q for the second quarter of 2009, available no later than August 10, 2009, on Integrys Energy Group's Web site at http://www.integrysgroup.com/investor/, and can be accessed by selecting "SEC Filings."

Q:
May I review the presentation made at the meeting if I can't attend?

A:
Yes. The speech from our Executive Chairman will be posted on Integrys Energy Group's Web site at http://www.integrysgroup.com/investor/, and can be accessed by selecting "Presentations."

ELECTION OF DIRECTORS

Following the resignation of John C. Meng from our board of directors on February 12, 2009, our board of directors is currently made up of 14 directors. As provided in our By-Laws, the directors are currently divided into classes A, B and C. Based on the decision last year to declassify our board of directors, our board of directors has amended our By-Laws to declassify our board of directors. Pursuant to By-Law amendments adopted by our board of directors, starting at the 2009 annual meeting, directors standing for election will be elected to a one-year term instead of a three-year term. Therefore, the five class C directors nominated below and standing for election at this year's annual meeting will be the first class of directors to serve one-year terms. The five class A directors and the four remaining class B directors (Mr. Meng was a class B director prior to his resignation) that were elected to three-year terms at the 2007 and 2008 annual meetings, respectively, will continue to serve as elected until the 2010 and 2011 annual meetings, respectively. The class A directors will be elected to a one-year term at the 2010 annual meeting, and starting with the 2011 annual meeting, our board of directors will be fully declassified, with all directors elected to one-year terms, and we will no longer have classes of directors with staggered terms.

Our board of directors has nominated Keith E. Bailey, Kathryn M. Hasselblad-Pascale, John W. Higgins, James L. Kemerling and Charles A. Schrock for election at the annual meeting as class C directors to serve until the 2010 annual meeting. Mr. Schrock, who became President and Chief Executive Officer of Integrys Energy Group, Inc. effective January 1, 2009, was appointed to the board of directors effective February 12, 2009.

The tables on pages 7, 8 and 9 set forth certain information, as of March 19, 2009, about the board of director nominees for election as class C directors at this year's annual meeting and each class A and B director whose term will continue after this year's annual meeting.

The board of directors has no reason to believe that any of Class C nominees will be unable or unwilling to serve as a director if elected. If any nominee is unable or unwilling to serve, the shares represented by proxies solicited by the board of directors will be voted for the election of another person the board of directors may recommend.

The board of directors recommends a vote "FOR" the election to the board of directors for each of the Class C nominees listed on page 7. Proxies solicited by the board of directors will be voted "FOR" the Class C nominees unless the shareholder has specified otherwise.

Current directors standing for election this year are:

Class C — Term Expiring in 2010

Name	Age	Principal Occupation and Other Directorships		Director Since
Keith E. Bailey	66	Retired	2002 - present	2005	*
		Directorships Apco Argentina Inc. MarkWest Energy Partners, L.P.
Kathryn M. Hasselblad-Pascale	61	Managing Partner Hasselblad Machine Company, LLP	1997 - present	1987
		(Manufacturer of automatic screw machine products)
John W. Higgins	62	Chairman and Chief Executive Officer Higgins Development Partners	1980 - present	2003	*
		(Real estate development services)
James L. Kemerling	69	President and Chief Executive Officer Riiser Oil Company, Inc.	1999 - present	1988
		(Distributor of petroleum products)
		Chairman and Chief Executive Officer Award Hardwood Floors, LLP	2003 - 2006
		(Manufacturer of hardwood floors)
Charles A. Schrock	55	President and Chief Executive Officer Integrys Energy Group, Inc.	2009 - present	2009
		President and Chief Executive Officer Wisconsin Public Service Corporation	2008 - present
		President Wisconsin Public Service Corporation	2007 - 2008
		President and Chief Operating Officer – Generation Wisconsin Public Service Corporation	2005 - 2007
		Senior Vice President WPS Resources Corporation	2004 - 2005
		(now known as Integrys Energy Group, Inc.)

*
Years of service includes years of service as a director of Peoples Energy Corporation. Mr. Bailey and Mr. Higgins began to serve as directors of Integrys Energy Group in 2007.

Current directors not standing for election this year are:

Class A — Term Expiring in 2010

Name	Age	Principal Occupation and Other Directorships		Director Since
Pastora San Juan Cafferty	68	Professor emerita University of Chicago	2005 - present	1988	*
		Professor University of Chicago	1985 - 2005
		Directorships Waste Management, Inc.
Ellen Carnahan	53	Managing Director William Blair Capital Management LLC	1988 - present	2003
		(Venture capital fund management)
		Managing Director Seyen Capital Management LLC	2006 - 2008
		(Venture capital fund management)
Michael E. Lavin	63	Retired	2003 - present	2003	*
		Directorships Tellabs, Inc. SPSS Inc.
William F. Protz, Jr.	64	Retired	2006 - present	2001
		Consultant Santa's Best LLP	2003 - 2006
		(Manufacturer and supplier of Christmas decorations and accessories)
Larry L. Weyers	63	Executive Chairman Integrys Energy Group, Inc.	2009 - present	1996
		Chairman, President and Chief Executive Officer Integrys Energy Group, Inc.	1998 - 2008

*
Years of service includes years of service as a director of Peoples Energy Corporation. Ms. Cafferty and Mr. Lavin began to serve as directors of Integrys Energy Group in 2007.

Class B — Term Expiring in 2011

Name	Age	Principal Occupation and Other Directorships		Director Since
Richard A. Bemis	67	Co-Chairman of the Board Bemis Manufacturing Company	2006 - present	1983
		(Manufacturer of toilet seats and contract plastics)
		President and Chief Executive Officer Bemis Manufacturing Company	1975 - 2006
		Directorships W.H. Brady Company
William J. Brodsky	65	Chairman and Chief Executive Officer Chicago Board Options Exchange	1997 - present	1997	*
Albert J. Budney, Jr.	61	Retired	2002 - present	2002
Robert C. Gallagher	70	Retired	2007 - present	1992
		Chairman of the Board Associated Banc-Corp	2003 - 2007
		(Diversified multi-bank holding company)
		Directorships Associated Banc-Corp

*
Years of service includes years of service as a director of Peoples Energy Corporation. Mr. Brodsky began to serve as a director of Integrys Energy Group in 2007.

 Director Independence

On February 12, 2009, the board of directors reviewed the business and other relationships of all directors of Integrys Energy Group. The board of directors affirmatively determined that all directors other than Larry L. Weyers and Charles A. Schrock are independent as defined in the New York Stock Exchange listing standards, meet the categorical independence standards adopted by the board of directors (set forth below) and have no other material relationships with Integrys Energy Group. In addition, Keith E. Bailey, Ellen Carnahan, John W. Higgins, Michael E. Lavin, and William F. Protz, Jr. meet additional independence standards for audit committee members.

In reaching its determination that all directors other than Larry L. Weyers and Charles A. Schrock are independent, the board of directors reviewed any transactions, relationships or arrangements that directors had with Integrys Energy Group during the last three years. Matters reviewed included the following types of transactions, relationships or arrangements, all of which were deemed to not involve amounts material in nature that would affect their independence:

  •
  Richard A. Bemis, William J. Brodsky, Pastora San Juan Cafferty, Kathryn M. Hasselblad-Pascale, John W. Higgins and James L. Kemerling are, or have been, employed by entities that purchased energy-related services (electricity and natural gas) from affiliates of Integrys Energy Group.

  •
  James L. Kemerling is employed by an entity from which an affiliate of Integrys Energy Group has purchased gasoline, lubricating oils, and diesel fuel through a competitive bidding process for use in transportation fleets and electric generation units.

  •
  Pastora San Juan Cafferty is affiliated with a university which has provided professional development services to Integrys Energy Group, and to which affiliates of Integrys Energy Group have made charitable donations from time to time.

Categorical Independence Standards for Directors

A director who at all times during the previous three years has met all of the following categorical standards and has no other material relationships with Integrys Energy Group will be deemed to be independent:

  1.
  Integrys Energy Group has not employed the director, and has not employed (except in a non-executive officer capacity) any of his or her immediate family members. Employment as an interim Chairman or Chief Executive Officer shall not disqualify a director from being considered independent following that employment.

  2.
  Neither the director, nor any of his or her immediate family members, has received more than $120,000 per year in direct compensation from Integrys Energy Group, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of Integrys Energy Group need not be considered in determining independence under this test.

  3.
  The director (i) is not a current partner or employee of Integrys Energy Group's present internal or external auditor, (ii) was not within the last three years a partner or employee of Integrys Energy Group's present internal or external auditor that personally worked on Integrys Energy Group's audit within that time, (iii) does not have an immediate family member who is a current partner at Integrys Energy Group's present internal or external auditor, (iv) does not have an immediate family member who is a current employee of the Company's present internal or external auditor that personally works on Integrys Energy Group's audit, and (v) does not have an immediate family member who was within the last three years a partner or employee of Integrys Energy Group's present internal or external auditor that personally worked on Integrys Energy Group's audit within that time.

  4.
  Neither the director, nor any of his or her immediate family members, has been part of an "interlocking directorate" in which any of Integrys Energy Group's present executives serve on the compensation (or equivalent) committee of another company that employs the director or any of his or her immediate family members in an executive officer capacity.

  5.
  Neither the director, nor any of his or her immediate family members (except in a non-executive officer capacity), has been employed by a company that makes payments to, or receives payments from, Integrys Energy Group for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2 percent of such other company's consolidated gross revenues.

  6.
  Neither the director, nor any of his or her immediate family members, has been an employee, officer or director of a foundation, university or other non-profit organization to which Integrys Energy Group gives directly, or indirectly through the provision of services, more than $1 million per annum or 2 percent of the total annual donations received (whichever is greater).

In addition to satisfying the criteria set forth above, directors who are members of Integrys Energy Group's audit committee will not be considered independent for purposes of membership on the audit committee unless they satisfy the following additional criteria:

  1.
  A director who is a member of the audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from Integrys Energy Group or any subsidiary thereof, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Integrys Energy Group (provided that such compensation is not contingent in any way on continued service).

  2.
  A director, who is a member of the audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee, be an affiliated person of Integrys Energy Group.

  3.
  If an audit committee member simultaneously serves on the audit committees of more than two other public companies, then the board of directors must determine that such simultaneous service would not impair the ability of such member to effectively serve on Integrys Energy Group's audit committee. Integrys Energy Group shall disclose this determination in its proxy statement.

 Related Person Transaction Policy

Our board of directors has adopted a written policy regarding related person transactions. Pursuant to this policy, all related person transactions are subject to approval or ratification. Each of our executive officers, directors or nominees for director is required to disclose to the governance committee certain information relating to related person transactions. Disclosure to the governance committee should occur on a timely basis after the executive officer, director or nominee for director becomes aware of the related person transaction, but in no case later than the time of the next circulation of an annual questionnaire requesting disclosure of any related person transactions that have occurred or are proposed to occur. The governance committee's decision whether or not to approve or ratify a related person transaction is to be made in light of the governance committee's determination that consummation of the transaction is not or was not contrary to our best interests.

With respect to related person transactions:

  •
  A "related person" means any person who is, or was at some time since the beginning of the last fiscal year, (a) an executive officer, director or nominee for election as a director, (b) a greater than 5 percent beneficial owner of our common stock, or (c) an immediate family member of the foregoing; and

  •
  A "related person transaction" means any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (b) we are a participant, and (c) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

Certain related person transactions are deemed pre-approved, including, among others, (a) any transaction with another company, or charitable contribution, grant or endowment to a charitable organization, foundation or university, at which a related person's only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10 percent of that company's shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2 percent of the company's total annual revenues or the charitable organization's total annual receipts, and (b) any public utility services transactions or transactions (i) where the rates or charges involved are determined by competitive bids or (ii) that are made in the ordinary course of business on terms no less favorable to the company than those generally available from an unaffiliated third-party under the same or similar circumstances.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee selected Deloitte & Touche LLP, independent registered public accounting firm, to audit the consolidated financial statements of Integrys Energy Group and its subsidiaries for the year ending December 31, 2009, as well as its internal control over financial reporting as of December 31, 2009, and requests that the shareholders ratify such selection. If shareholders do not ratify the selection of Deloitte & Touche LLP, the audit committee will reconsider the selection.

Audit services provided by Deloitte & Touche in 2008 included the audit of the consolidated financial statements of Integrys Energy Group and its subsidiaries, reviews of interim condensed consolidated financial statements, audit of Integrys Energy Group's internal control over financial reporting as of December 31, 2008, and consultations on matters related to accounting and financial reporting.

Deloitte & Touche also provided certain audit related and non-audit services to Integrys Energy Group and its subsidiaries during 2008, which were reviewed by the audit committee and are more fully described later in this proxy statement.

Representatives of Deloitte & Touche are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, to make a statement.

Assuming a quorum is present at the annual meeting, to ratify the audit committee's selection of Deloitte & Touche as the independent registered public accounting firm for 2009, the number of votes cast in favor of ratification must exceed the number of votes cast in opposition to it. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote "for" or "against" ratification, and will be disregarded in the calculation of "votes cast." A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person, but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

The board of directors recommends a vote "FOR" the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2009. Proxies solicited by the board of directors will be voted "FOR" ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2009 unless the shareholder has specified otherwise.

BOARD COMMITTEES

Committee Membership

The following table lists the committees of the board of directors, their members as of December 31, 2008, and the number of meetings held in 2008.

2008 Committees of Board of Directors (1)

Director	Board of Directors	Audit	Compensation	Environmental	Financial	Governance

Keith E. Bailey	X	X			X

Richard A. Bemis	X		X			X

William A. Brodsky	X		X		X

Albert J. Budney, Jr.	X					X*

Pastora San Juan Cafferty	X			X		X

Ellen Carnahan	X	X			X

Robert C. Gallagher, Lead Director	X

Kathryn M. Hasselblad-Pascale	X			X*

John W. Higgins	X	X		X

James L. Kemerling	X				X*

Michael E. Lavin	X	X*

John C. Meng (2)	X		X*

William F. Protz, Jr.	X	X		X

Larry L. Weyers, Chairman	X

Meetings in 2008	9	8	5	2	6	5

*
Denotes chair of committee.

(1)
As discussed below, an ad hoc selection committee also was in existence for a portion of 2008.

(2)
Resigned from the board of directors effective February 12, 2009.

In 2008, all directors attended a minimum of 75 percent of the aggregate number of all board of directors meetings and their assigned committee meetings. Under Integrys Energy Group's Corporate Governance Guidelines all directors are expected to attend the annual meeting of shareholders. All directors attended the 2008 annual meeting.

Until his resignation effective May 15, 2008, James R. Boris, an independent director, served as non-executive chairman of the board of directors. At that time, Mr. Weyers was appointed chairman and Mr. Gallagher, an independent director, was appointed lead director. As chairman, Mr. Weyers presides at all meetings of the board of directors, except during executive sessions of the non-management directors. Executive sessions of non-management directors (without management present) are held at each regularly scheduled board of directors meeting, with Mr. Gallagher as lead director presiding during each executive session. Any shareholder or interested party wishing to communicate with the lead director may contact him by sending a written communication, addressed to the Lead Director, in care of the Vice President, Chief Legal Officer and Secretary, Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54301. The Vice President, Chief Legal Officer and Secretary will ensure that this communication (assuming it is properly marked to the Lead Director) is delivered to the lead director. However, commercial advertisements or other forms of solicitation will not be forwarded.

As noted previously, the board of directors appointed Mr. Charles A. Schrock a director effective February 12, 2009. Mr. Schrock, who is also President and Chief Executive Officer, is not an independent director and was not appointed to serve on any committees of the board of directors.

Ad Hoc Selection Committee

During 2008 an ad hoc selection committee was formed by the board of directors to assist in the process of selecting a successor to our CEO. The ad hoc selection committee consisted of five independent directors as follows: Richard A. Bemis, William J. Brodsky, Albert J. Budney, Jr., Robert C. Gallagher and John C. Meng – chair. The ad hoc selection committee met on four dates between September and December. This committee was dissolved after a successor to our CEO was identified and appointed by the board of directors in December.

Audit Committee

On December 31, 2008, the audit committee consisted of five independent directors as follows:

Keith E. Bailey, Ellen Carnahan, John W. Higgins, Michael E. Lavin – chair and William F. Protz, Jr.

The board of directors has determined that all five members meet audit committee financial expert requirements as defined by the Securities and Exchange Commission ("SEC"). Keith E. Bailey currently serves on the audit committees of Apco Argentina Inc. and MarkWest Energy Partners, L.P. and Michael E. Lavin currently serves on the audit committees of Tellabs, Inc. and SPSS Inc. None of the remaining members of the audit committee are members of any other public company's audit committee.

Integrys Energy Group's securities are listed on the New York Stock Exchange and are governed by its listing standards. All members of the audit committee meet the independence standards of Section 303.01(B)(2) and (3) of the listing standards of the New York Stock Exchange and Section 10A-3 under the Securities Exchange Act of 1934. In compliance with New York Stock Exchange listing standards, in 2008 the audit committee received an annual report of the independent auditors regarding their internal quality control procedures, material issues raised from quality control reviews and government inquiries and relationships between the firm and Integrys Energy Group.

The audit committee is directly responsible for the selection, compensation and oversight of Deloitte & Touche LLP as its independent registered public accounting firm. Deloitte & Touche LLP reports directly to the audit committee. The audit committee is responsible for overseeing the resolution of any disagreements between Deloitte & Touche LLP and management. A written charter defining the responsibilities of the audit committee has been adopted and is reviewed annually.

The information contained in this proxy statement with respect to the audit committee charter shall not be deemed to be "soliciting material" or deemed to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically requested by Integrys Energy Group or incorporated by reference in documents otherwise filed.

Principal Fees and Services Paid to Independent Registered Public Accounting Firm

The following is a summary of the fees billed to Integrys Energy Group by Deloitte & Touche LLP for professional services performed for 2008 and 2007:

Fees	2008	2007

Audit Fees (a)	$3,829,464	$4,562,338

Audit Related Fees (b)	401,528	840,920

Tax Fees (c)	0	222,736

All Other Fees (d)	9,843	13,275

Total Fees	$4,240,835	$5,639,269

  (a)
  Audit Fees.    Consists of aggregate fees billed to Integrys Energy Group and its subsidiaries for professional services rendered for the audits of the annual consolidated financial statements, reviews of the interim condensed consolidated financial statements included in quarterly reports and audits of the effectiveness of internal control over financial reporting of Integrys Energy Group and its subsidiaries. Audit fees also include services that are normally provided in connection with statutory and regulatory filings or engagements, including comfort letters, consents and other services related to SEC matters, and consultations arising during the course of the audits and reviews concerning financial accounting and reporting standards. Included in the 2008 audit fees is $531,502 related to the 2007 audit.

  (b)
  Audit Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the consolidated financial statements or internal control over financial reporting and are not reported under "Audit Fees." These services include employee benefit plan audits, accounting consultations in connection with potential transactions, due diligence projects, consultations concerning financial accounting and reporting standards, and examinations of forecasted financial statements in connection with rate filings.

  (c)
  Tax Fees.    Consists of fees billed for professional services rendered for tax compliance.

  (d)
  All Other Fees.    Consists of other fees billed to Integrys Energy Group and its subsidiaries for products and services other than the services reported above. All Other Fees are for software licensing and training provided in 2008 and 2007. The nature of the software license fees, which include support, learning services, and training have been deemed to be permissible non-attest services.

In considering the nature of the services provided by the independent registered public accounting firm, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with the independent registered public accounting firm and Integrys Energy Group's management and determined that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as those of the American Institute of Certified Public Accountants. The audit committee has approved in advance 100% of the services described in the table above under "Audit Fees," "Audit Related Fees," "Tax Fees," and "All Other Fees" in accordance with its pre-approval policy.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of
Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy regarding the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

The audit committee will annually pre-approve a list of select services and a maximum fee per engagement for these services that would not require management to obtain specific approval from the committee on an individual basis. Other services (not on the pre-approved list or individual engagements for services on the pre-approved list that exceed the dollar limit) would require additional approval of the audit committee. If pre-approval is necessary between audit committee meetings, the audit committee chair or his designated alternate may provide approval. The audit committee may specifically delegate its pre-approval authority to the chair and any audit committee member designated as an alternate. Approvals provided by any member to whom authority is delegated must be presented to the full audit committee at its next scheduled meeting. Integrys Energy Group's external auditors are absolutely prohibited from performing certain non-audit services, including:

  •
  Bookkeeping or other services related to the accounting records or financial statements;

  •
  Financial information systems design and implementation;

  •
  Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

  •
  Actuarial services;

  •
  Internal audit outsourcing services;

  •
  Management functions or human resources;

  •
  Broker-dealer, investment advisor or investment banking services;

  •
  Legal and expert services unrelated to the audit; and

  •
  Other services the Public Company Accounting Oversight Board chooses to prohibit.

Compensation Committee

On December 31, 2008, the compensation committee consisted of three independent directors as follows: Richard A. Bemis, William J. Brodsky, and John C. Meng – chair. Each individual met the independence requirements as defined in the New York Stock Exchange listing standards.

The compensation committee evaluates the performance of the chief executive officer, defines and establishes executive compensation strategy for Integrys Energy Group and recommends to the board of directors compensation, bonuses and benefits for the chief executive officer, executive officers and certain other officers as determined from time to time. A written charter defining the responsibilities of the compensation committee has been adopted.

As previously noted, John C. Meng resigned from the board of directors effective February 12, 2009. Richard A. Bemis was appointed chair of this Committee effective upon Mr. Meng's resignation.

 Environmental Committee

On December 31, 2008, the environmental committee consisted of four non-management directors as follows: Pastora San Juan Cafferty, Kathryn Hasselblad-Pascale – chair, John W. Higgins, and William F. Protz, Jr.

The environmental committee reviews the environmental strategy and compliance plans of Integrys Energy Group and the related management systems that are used to ensure compliance with environmental regulations and stewardship. A written charter defining the responsibilities of the environmental committee has been adopted which requires this committee to consist of three non-management directors.

Financial Committee

On December 31, 2008, the financial committee consisted of four independent directors as follows:
Keith E. Bailey, William J. Brodsky, Ellen Carnahan, and James L. Kemerling – chair.

The financial committee acts in an advisory and consulting capacity to management regarding capitalization, dividend and investment policies and other financial matters. The financial committee also provides assistance to the board of directors relating to financing strategy, financial policies and financial condition of Integrys Energy Group. A written charter defining the responsibilities of the financial committee has been adopted.

Governance Committee

On December 31, 2008, the governance committee consisted of three independent directors as follows: Richard A. Bemis, Albert J. Budney, Jr. – chair, and Pastora San Juan Cafferty. Each individual met the independence requirements as defined in the New York Stock Exchange listing standards.

The governance committee provides oversight on the broad range of issues surrounding composition, operation and compensation of the board of directors, identifying and recommending individuals qualified to become board members and recommending corporate governance guidelines for Integrys Energy Group to the board of directors. A written charter defining the responsibilities of the governance committee has been adopted.

The governance committee will consider individuals recommended by shareholders for nomination as a director. Recommendations for consideration by the governance committee should be sent to the Vice President, Chief Legal Officer and Secretary, Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54301, together with appropriate biographical information concerning each proposed nominee. As provided in our By-Laws, any proposed nominees and appropriate biographical information must be submitted to the Vice President, Chief Legal Officer and Secretary between January 13, 2010 and February 12, 2010, for consideration at the 2010 annual meeting. For more detailed information regarding the process to submit an individual for consideration as a director nominee and the qualifications necessary to become a director of Integrys Energy Group, shareholders should review our By-Laws, corporate governance guidelines and the governance committee charter.

In identifying potential nominees and determining which nominees to recommend to the board of directors, the governance committee may retain the services of a professional search firm or other third party advisor. In connection with each vacancy, the governance committee will develop a specific set of characteristics for the vacant director position. The governance committee will look at nominees it identifies and any nominees identified by shareholders on an equal basis using these characteristics and the general criteria identified below.

The governance committee selects nominees on the basis of knowledge, experience, skills, expertise, diversity, personal and professional integrity, business judgment, time availability in light of other commitments, absence of conflicts of interest and such other relevant factors that the governance committee considers appropriate in the context of the needs of the board of directors at that time. At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity, values and sound business judgment. When considering nominees, the governance committee seeks to ensure that the board of directors as a whole possesses, and individual members possess at least one of the following competencies: (1) accounting and finance, (2) business judgment, (3) management, (4) industry knowledge, (5) leadership, and (6) strategy and vision. In addition, the governance committee assures that at least one director have the requisite experience and expertise to be designated as an "audit committee financial expert." The governance committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In screening director nominees, the governance committee will review potential conflicts of interest, including interlocking directorships and substantial business, civic and social relationships with other members of the board of directors that could impair the prospective nominee's ability to act independently.

AVAILABLE CORPORATE GOVERNANCE INFORMATION

Integrys Energy Group's Articles of Incorporation, By-Laws, Code of Conduct, Corporate Governance Guidelines and charters of all current board committees are available on the Integrys Energy Group Web site at http://www.integrysgroup.com/investor/, and can be accessed by selecting "Corporate Governance." Copies can also be obtained by writing to Integrys Energy Group, Inc., Attention: Barth J. Wolf, Vice President, Chief Legal Officer and Secretary, 700 North Adams Street, Green Bay, Wisconsin 54301.

OWNERSHIP OF VOTING SECURITIES

Beneficial Ownership

Based on Integrys Energy Group's records and filings made with the SEC, we are not aware of any shareholder with beneficial ownership of five percent or more of our common stock. The following table indicates the shares of our common stock and stock options beneficially owned by our executive officers and directors as of March 6, 2009. None of the persons listed beneficially owns shares of any other class of our equity securities.

	Amount and Nature of Shares Beneficially Owned March 6, 2009
Name and Title	Aggregate Number of Shares Beneficially Owned (8)	Number of Shares Subject to Stock Options	Percent of Shares

Keith E. Bailey, Director	9,538	0	*

Richard A. Bemis, Director	17,264	3,000	*

William J. Brodsky, Director	25,741	7,425	*

Albert J. Budney, Jr., Director (1)	8,434	0	*

Pastora San Juan Cafferty, Director	17,532	7,425	*

Ellen Carnahan, Director	12,856	0	*

Robert C. Gallagher, Director (2)	25,210	0	*

Kathryn M. Hasselblad-Pascale, Director (3)	17,520	1,000	*

John W. Higgins, Director	4,907	0	*

James L. Kemerling, Director	12,480	0	*

Michael E. Lavin, Director	7,614	0	*

William F. Protz, Jr., Director (4)	186,138	0	*

Larry L. Weyers, Director Executive Chairman Integrys Energy Group, Inc.	583,938	531,474	*

Charles A. Schrock, Director President and Chief Executive Officer Integrys Energy Group, Inc.	108,243	88,576	*

Joseph P. O'Leary, Senior Vice President and Chief Financial Officer Integrys Energy Group, Inc.	134,384	119,771	*

Mark A. Radtke, President Integrys Energy Services, Inc. (5)	134,103	110,695	*

Phillip M. Mikulsky, Executive Vice President – Corporate Development and Shared Services Integrys Energy Group, Inc. (6)	206,915	164,416	*

All 23 directors and executive officers as a group (7)	1,812,163	1,257,379	2.33%

*
Less than one percent of Integrys Energy Group outstanding shares of common stock.

(1)
Includes 800 shares owned by spouse.

(2)
Includes 8,542 shares held in a joint revocable trust.

(3)
Includes 3,531 shares owned by spouse.

(4)
Includes 123,841 shares held in two trusts for which Mr. Protz is the trustee and in which his spouse is a 1/16th beneficiary. As trustee, Mr. Protz controls the voting of the shares and can direct the trust to sell or retain the shares. Also includes 45,031 shares owned by spouse.

(5)
Includes 4,652 shares held in a joint trust with spouse.

(6)
Includes 7,501 shares held in a joint trust with spouse.

(7)
Includes 197,987 shares held in joint tenancy, by spouses or as trustee.

(8)
Aggregate number of shares beneficially owned includes shares and share equivalents of common stock held in the Wisconsin Public Service Corporation Employee Stock Ownership Plan and Trust and, to the extent voting or investment power exists, in the Integrys Energy Group, Inc. Deferred Compensation Plan, restricted stock with voting rights, and all stock options exercisable within 60 days of March 6, 2009. Each director or officer has sole voting and investment power with respect to the shares reported, unless otherwise noted. No voting or investment power exists related to the stock options reported until exercised.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than 10 percent of our common stock to file reports of changes in ownership of our common stock with the SEC within two business days following such change. We have reviewed statements of beneficial ownership furnished to us and written representations made by our executive officers and directors. Based solely on this review, we believe that our executive officers and directors timely filed all reports they were required to file under Section 16(a) in 2008, except for John W. Higgins who reported one transaction late.

 Equity Compensation Plan Information

The following table sets forth information as of December 31, 2008 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our existing equity compensation plans.

Plan Type/Plan Name	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c)

Equity Compensation Plans Approved by Security Holders

1999 Employee Stock Option Plan	34,126		$33.9030	0

Peoples Energy Long-Term Incentive Plan 1999	137,184		$46.7382	0

Peoples Energy Directors Stock Option Plan 2000	47,025		$44.7316	0

Integrys Energy Group 2001 Omnibus Incentive Compensation Plan	1,016,962		$42.6168	0

Integrys Energy Group 2005 Omnibus Incentive Compensation Plan	701,511	(1)	$53.7733	0

Integrys Energy Group 2007 Omnibus Incentive Compensation Plan	1,114,498	(2)	$50.9445	2,342,390

Integrys Energy Group Deferred Compensation Plan	596,467		$0	702,047

Equity Compensation Plans Not Approved by Security Holders

1999 Director's Stock Option Plan (3)	7,000		$25.5446	0

TOTAL	3,654,773			3,044,437

(1)
Includes 43,147 performance shares that are not taken into account in calculating the weighted average exercise price reflected in column (b).

(2)
Includes 140,388 performance shares and 172,323 restricted stock units that are not taken into account in calculating the weighted average exercise price reflected in column (b).

(3)
Equity compensation plans not approved by security holders consist solely of the Integrys Energy Group 1999 Non-Employee Directors Stock Option Plan, which provides stock options to directors at the discretion of the board of directors. The board of directors has not granted any stock options under this plan since 2000, and no further stock options will be issued under this plan. The plan provides that all exercises of options under this plan are to be completed through the use of treasury stock.

As of March 6, 2009, there were 3,180,892 stock options outstanding for Integrys Energy Group common stock (with a weighted-average exercise price of $46.98 and weighted average remaining life of 6.88 years). In addition, as of March 6, 2009, there were 334,937 shares issuable upon vesting of all outstanding restricted stock units and 301,091 targeted performance share awards under the plans. As of March 6, 2009, approximately 1.5 million shares remain available for issuance under the 2007 Omnibus Incentive Compensation Plan.

As of March 6, 2009 shares deferred under the Integrys Energy Group, Inc. Deferred Compensation Plan were 566,730 with approximately 694,108 shares remaining available for issuance under the plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to provide material information that is necessary for an understanding of our compensation policies and decisions relating to our named executive officers, including the identification of key components of our executive compensation program, and an explanation of the purpose of each key component. Our named executive officers for 2008 consist of (1) the following executive officers: Larry L. Weyers, Chairman, President and Chief Executive Officer (CEO) until January 1, 2009 when he became Executive Chairman; Joseph P. O'Leary, Senior Vice President and Chief Financial Officer (CFO); Mark A. Radtke, President and Chief Executive Officer, Integrys Energy Services, Inc.; Phillip M. Mikulsky, Executive Vice President – Corporate Development and Shared Services; and Charles A. Schrock, President and Chief Executive Officer, Wisconsin Public Service Corporation until January 1, 2009 when he also became President and Chief Executive Officer of Integrys Energy Group, Inc.; (the foregoing individuals are referred to collectively as the continuing named executive officers), and (2) Thomas A. Nardi, President of Integrys Business Support, LLC until his resignation on May 31, 2008 and Desiree G. Rogers, President of The Peoples Gas Light and Coke Company and North Shore Gas Company until her resignation on June 27, 2008 (referred to collectively as the non-continuing named executive officers).

Compensation Philosophy

We recognize the importance of maintaining sound principles for the development and administration of our executive compensation program. Overall, our executive compensation program is specifically designed to:

  •
  Align executive efforts with the company's core values of integrity, innovation, safety, collaboration, respect for employees, service to customers, value creation for our shareholders and support for the communities we serve;

  •
  Reward executive performance consistent with company objectives, including operational effectiveness and financial results, which in turn may reduce the need for rate increases to our customers;

  •
  Attract, retain, motivate and develop a highly competent executive staff;

  •
  Utilize a mix of fixed and variable pay, as well as a mix of short-term and long-term incentives to appropriately balance executive focus on short-term and long-term goals; and

  •
  Provide a mechanism for executives to have a stake in the company through stock ownership.

We believe that a focus on these principles will benefit our shareholders in the long-term by ensuring that we can attract and retain highly qualified executives who are committed to our long-term success and the creation of shareholder value.

Role of the Compensation Committee and Advisors to the Committee

The compensation committee of the board of directors has the authority to set policy for executive compensation, and to establish and administer the executive compensation program for the company and its subsidiaries in keeping with our compensation philosophy. For the 2008 fiscal year, the compensation committee consisted of John C. Meng – Chair, Richard A. Bemis, and William J. Brodsky.

The compensation committee adheres to objective criteria and a structured method of determining compensation, with very limited discretionary decision-making. Compensation decisions made by the compensation committee rely on market trends and performance at the corporate, business unit and individual levels. The compensation committee also may review the compensation history of the named executive officers, but it is only a minor factor in setting future compensation for our named executive officers. We reserve the right to modify or discontinue elements of the executive compensation program, and to revise compensation levels after considering qualitative and quantitative facts and circumstances surrounding actual or projected financial results, as well as our view of the appropriate balance between base salary, annual short-term incentive compensation, long-term incentive compensation and other benefits. With respect to the compensation of the continuing named executive officers in fiscal 2008, the compensation committee did not exercise discretion to award performance based compensation absent attainment of the relevant performance goals or to reduce or increase the size of any award or payout.

For the past several years, the compensation committee has hired and engaged a nationally recognized compensation consultant (Towers Perrin) to evaluate executive compensation, to discuss general compensation trends, to provide competitive market data and to assist human resources management in developing compensation recommendations to present to the compensation committee. The compensation consultant provides the compensation committee with advice, consultation and market information on a regular basis, as requested, throughout the year. Although the compensation consultant provides market data for consideration by the compensation committee in setting senior executive compensation levels and programs (including compensation levels and programs for the continuing named executive officers), the compensation consultant does not make specific recommendations on individual compensation amounts for named executive officers, nor does the consultant determine the amount or form of executive compensation. All decisions on senior executive compensation levels and programs are made by the compensation committee. The compensation committee and the full board of directors approve the use of company stock for equity grants for executives as well as non-executives.

In performing its duties, the compensation consultant is instructed to perform independent research based on competitive market data of similarly-sized companies in the utility/energy services industry and in the broader United States industrial executive talent market, using both proprietary compensation surveys and the consultant's knowledge of industry practices. For 2008, the compensation consultant assisted the compensation committee by providing a competitive compensation analysis of the company's senior executive positions, a market study of executive benefit practices, an overview of compensation trends and reviews of various incentive plan practices.

While our CEO has the ability to meet with the compensation consultant on an individual basis, he would only do this in situations where he felt there was a valid business reason, and the compensation committee would be made aware of the meeting. Only the compensation committee has the authority to continue or discontinue our relationship with the compensation consultant. In this regard, the compensation committee maintains frequent contact with the compensation consultant and regularly reviews the performance of the consultant.

At least annually, the compensation committee meets in executive session with the compensation consultant. The Vice President of Human Resources and the CEO also provide information and recommendations to the compensation committee but both are typically excused during the time the compensation committee goes into executive session with the compensation consultant. During meetings of the compensation committee, the CEO and certain other officers may be present when executive compensation considerations are discussed by the compensation committee (the CEO is not present during consideration of his compensation).

Specifically, the CEO serves in an advisory role to the compensation committee with respect to executive compensation for the named executive officers, other than himself, including with respect to executive performance (as discussed below). His recommendations are given significant weight by the compensation committee, but the compensation committee remains responsible for all decisions on compensation levels for the named executive officers and on our executive compensation policies and executive compensation programs. The CEO, however, is not present when consideration is made regarding his own compensation, including discussions related to his base salary, annual short-term incentive compensation and long-term incentive compensation. However, the CEO does participate in discussions on short-term incentive measures and performance levels for the company as a whole and for the named executive officers as a group, some of which may apply to the CEO's short-term incentive compensation.

In the CEO's advisory role to the compensation committee, he does not have the authority to call a meeting of the compensation committee.

Total Compensation and Use of Market Data in Setting Compensation

Our objective is to establish target total compensation at or near the median level of utility/energy companies and in the broader general industry depending on the nature of the position. This competitive market data is used to determine the compensation levels for the named executive officers and the elements of their compensation. The compensation committee adheres to objective criteria and a structured method of determining compensation, with very limited discretionary decision-making. To determine base salaries and equity grants for the named executive officers, the compensation committee relies primarily on competitive market data at the 50th percentile. Occasionally the compensation committee may make minor adjustments to a named executive officer's compensation based on individual performance and internal equity, as discussed below. To the extent that base salaries and equity grants vary by professional role in the market place, as demonstrated by the competitive market data supplied by our compensation consultant, the base salaries and equity grants of the named executive officers will vary, sometimes significantly.

For example, consistent with the level of responsibility and the executive compensation practices of the companies in the market data discussed below, CEOs typically earned significantly more in base salary and equity grants than other named executive officers. This resulted in our CEO being eligible to receive a higher percentage of base salary in annual and long-term incentives than our other continuing named executive officers.

The compensation committee uses the peer and survey groups and other market data that it deems necessary or appropriate to ensure that our executive compensation program will achieve its desired goals. The compensation committee looked at competitive market data on similarly-sized companies in the utility/energy services industry, based on revenue size and adjusted to use margins for trading operations, which includes approximately one hundred companies contained in the Towers Perrin Energy Services Executive Survey (referred to as the energy industry survey group), and in the broader United States industrial executive talent market, based on revenue size, which includes over eight hundred companies contained in the Towers Perrin General Industry Survey (referred to as the general industry survey group). In determining targeted compensation related to our nonregulated subsidiary, the compensation committee reviewed competitive market data relating to over seventy companies in the energy marketing and trading industry (referred to as the energy marketing and trading data survey group). In determining the number of performance shares to award, the compensation committee made a relative comparison of our total shareholder return (TSR) against a peer group of over seventy energy/utility companies (referred to as the performance share peer group).

With respect to the energy industry survey group, the general industry survey group and the energy marketing and trading data survey group, the individual company data about the companies comprising the survey groups does not materially impact how the compensation committee determines the compensation levels for the named executive officers. Instead, it is the data taken as a whole that informs the compensation committee in determining the compensation levels for the named executive officers and the elements of their compensation. This is also true for the performance share peer group. While the TSR of each of the companies in the performance share peer group is taken into consideration, it is the TSR of the performance share peer group as a whole that is the measuring stick against which the company's TSR is assessed.

We intend to continue our strategy of compensating named executive officers at competitive levels, with an opportunity to earn above-median compensation for above-market performance, through programs that emphasize performance-based incentive compensation in the form of cash and equity-based awards. To that end, total executive compensation for our continuing named executive officers is tied directly to performance and is structured to ensure that, due to the nature of our business, executive focus is appropriately balanced between short-term and long-term performance, as well as between financial performance and the creation of shareholder value. Based on our analysis, we believe that the total compensation paid or awarded to our continuing named executive officers during 2008 was consistent with our financial and operational performance and the individual performance of each of the continuing named executive officers. We also believe that the total compensation was reasonable and is consistent with our compensation philosophies as described above.

Key Components of the Executive Compensation Program

The key components of our executive compensation program are base salary, annual short-term incentive compensation, long-term incentive compensation (restricted stock units, performance shares and stock options) and other benefits. In this mix of compensation, at-risk compensation is a significant portion of total pay. Base salary is less than one-half of overall compensation received by the continuing named executive officers. Annual and long-term incentives make up the remainder of direct compensation and, except for restricted stock, are performance-based, with a greater weighting on long-term incentives. We are placing a greater weighting on long-term incentives because we believe that this most effectively encourages our executive officers to work to generate long-term shareholder value. We also believe that this weighting better aligns the interests of our executive officers with our long-term interests, by promoting ownership in the company and encouraging retention.

All matters discussed below pertain to our executive compensation program that was in place during 2008. For a discussion of major changes made to the executive compensation program for 2009, please see the section below titled "Material Changes to Executive Compensation Program for 2009."

Incentive compensation earned in 2008 was provided pursuant to the Integrys Energy Group, Inc. 2007 Omnibus Incentive Compensation Plan.

Executive Performance

The compensation committee reviews a named executive officer's individual performance in setting the named executive officer's base salary and in determining what long-term incentive awards to grant to the named executive officer. Short-term incentive payouts are based on company performance results, and not on individual performance. For those compensation components where individual performance is a consideration, individual performance is considered in a general way and may only result in minor adjustments to compensation levels.

As part of assessing a named executive officer's individual performance each year, the compensation committee considers information provided by the CEO regarding the named executive officers (other than himself) throughout the year. The primary assessment of named executive officer performance normally occurs during an executive session at the compensation committee's December meeting. During this session, the CEO reviews the individual performance of the other named executive officers. Our CEO summarizes information contained in the annual performance review that was provided to each named executive officer. The annual performance review for each named executive officer, which in most cases is prepared by our CEO, reflects an assessment of how well the named executive officer fulfilled his or her executive responsibilities and demonstrated core competencies. Core competencies may include, but are not necessarily limited to, building strategic partnerships, leadership, communication, change management, managing diversity, planning, organizing, strategic business acumen, analytical agility, risk management, creativity and innovation, decision-making, and strategic planning and vision. In addition to summarizing the individual performance of a named executive officer reflected in the officer's annual performance review, our CEO also reviews with the compensation committee, as appropriate, the named executive officer's contributions to (1) our financial and operational results, (2) our achievement of our customer service goals, and (3) advancing our core values, developing leaders and succession planning.

The compensation committee also reviews and discusses the CEO's annual performance in executive session at its December meeting, and periodically throughout the year as needed. During these discussions, the CEO is not present. The compensation committee's determination as to the CEO's individual performance is subject to the review by the full board of directors. The CEO is also excused from the discussion that the board of directors has regarding the CEO's performance, although the board of directors does review its conclusions with the CEO.

Base Salary

Base salary is used to provide annual cash income to executives to compensate them for services rendered during the fiscal year. At least annually, the compensation consultant provides competitive market benchmark data to the compensation committee. Market comparisons are based on the median (50th percentile) base salary for substantially equivalent positions of companies in the energy industry survey group and general industry survey group. Salary increases for 2008 were based on recommendations of the CEO, which may include overall company and individual performance of the executive as discussed above, and the compensation committee's evaluation of current market data. In December 2007, the compensation committee granted base salary increases for 2008 for the continuing named executive officers ranging from 4.0% to 9.4%, with an average pay increase of 5.3%. Base salaries set for the continuing named executive officers were on average approximately 8.2% above the market median as reported to the compensation committee in December 2007. The goal of setting base salary at or near market median levels allows the company to be competitive in the marketplace.

Short-Term Incentive Compensation

All of the continuing named executive officers participated in the Integrys Energy Group 2008 Executive Incentive Plan. The purpose of this plan is to:

  •
  Focus executive employees on assisting the company in achieving objectives key to its short-term success;

  •
  Recognize the performance of key employees in achieving our financial and operating objectives; and

  •
  Provide compensation opportunities that closely reflect the pay levels at companies in the appropriate survey groups.

Annual incentive payments under this plan are based on operational and financial performance goals. The overall target payout for the continuing named executive officers at the holding company level (Mr. Weyers, Mr. O'Leary, and Mr. Mikulsky) is established based on a blend of the energy industry survey group and the general industry survey group market median (50th percentile). For the continuing named executive officer employed at one of our regulated subsidiaries (Mr. Schrock), the energy industry survey group market median is considered in determining target payout awards. For the continuing named executive officer employed at one of our nonregulated subsidiaries (Mr. Radtke), the energy marketing and trading data survey group market median is considered in determining target payout awards. We consider stretch performance objectives in determining performance measures and payout levels. Using stretch performance objectives results in most performance measures being increased from the prior year levels to accentuate continuous improvement in year-over-year objectives. These levels provide a reduced payout for partially meeting objectives (above threshold performance levels) and a strong incentive, generally two and one-half times target level, for superior performance.

We based each continuing named executive officer's short-term incentive compensation on the attainment of some or all of the following 2008 performance goals, including certain goals that were subsidiary-specific as noted below (additional goals exist for other executive officers that are not continuing named executive officers):

  •
  Customer Measure - a set of two operational measures of billing accuracy and billing timeliness.

  •
  Safety - a measurement of recordable incident rate as compared against the previous three years' average incident rate.

  •
  Financial Net Income - financial measures, currently based upon net income, are established for the company and its subsidiaries. For the 2008 plan, no payouts for financial measure results were made unless the company's consolidated net income threshold level was reached.

  Subsidiary Specific Measurements

  •
  Integrys Business Support, LLC Internal Customer Measure - a customer survey of internal company business partners that compares results with benchmark data from shared services organizations of other companies.

  •
  Integrys Energy Services, Inc. Customer Delight -measurement of customer satisfaction improvement through surveys.

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  Integrys Energy Services, Inc. Forward Book Value Growth - a measurement based on the market value of our portfolio of retail contracts (natural gas and electricity) calculated by comparing the total value of the contracts at year end 2007 forward versus year end 2008 forward.

  •
  Michigan Gas Utilities Corporation, Upper Peninsula Power Company and Wisconsin Public Service Corporation ("WPS") System reliability - a set of two operational measures, including electric system outages and gas system reliability which measures the ability to deliver quality services to customers by reducing frequency and duration of planned and unplanned service interruptions.

  •
  WPS Market Effectiveness - a comparison of what WPS electric generation earned in 2008 versus what it could have earned if all units had been available 100% as needed.

Threshold, target and superior performance levels for each goal, as well as the weighting of each measure, are recommended by the Human Resources department, CFO and the CEO (excluding his own) based on historical results, anticipated business conditions, and goals and objectives of the company. The final levels are set by the compensation committee based on these recommendations. For each of the short-term incentive measures, the compensation committee sets specific performance levels early in the plan year and factors in stretch performance objectives in developing the performance measures. Threshold levels represent minimally acceptable performance, target levels represent performance that should typically be achievable in any given year, and superior levels represent stellar performance beyond that typically achievable in any given year. Provided below are the specific payout levels and measurement weightings established for each of the continuing named executive officers for the Integrys Energy Group 2008 Executive Incentive Plan:

	Payout Levels (as a percent of actual paid base salary)			Measurement Weightings (as a percent of total payout)

Named Executive Officer	Threshold	Target	Superior	Net Income		Operational Measures
Larry L. Weyers	0	100	250.0	70	(1)	30	(1) (3)

Joseph P. O'Leary	0	65	162.5	70	(1)	30	(1) (3)

Mark A. Radtke	0	60	210.0	20	(1)	30	(2)

				50	(2)

Phillip M. Mikulsky	0	55	137.5	70	(1)	30	(1) (3)

Charles A. Schrock	0	45	112.5	20	(1)	30	(4)

				50	(3)

(1)
Integrys Energy Group, Inc.

(2)
Integrys Energy Services, Inc.

(3)
Combined regulated subsidiaries.

(4)
Wisconsin Public Service Corporation and Upper Peninsula Power Company.

We believe it is important to establish performance targets and incentives that align executive compensation with financial and operational performance, promote value driven decision making by executives and provide total compensation levels that are competitive in the market. Payout is made on any individual measure with results above threshold (provided that no payout for any financial measure is made unless the company's consolidated net income threshold is reached). Company performance and the use of stretch performance objectives have had an effect on payout levels, with payouts for continuing named executive officers ranging from 8.6% in 2006 to 166.4% for 2007 of actual paid base salary earnings during the 2005 through 2007 period. For the year 2008 results, applied to continuing named executive officers, one performance measure was below threshold, one performance measure was at or above threshold but below target, three performance measures were at or above target but below superior and two performance measures were at or above superior. Based on these results, all continuing named executive officers earned payouts for 2008 performance ranging from 37.6% to 172.2% of actual paid base salary earnings. The actual payout received by each continuing named executive officer is provided in the Summary Compensation Table for 2008 under Non-Equity Incentive Plan Awards. Actual payouts as a percentage of actual paid base salary earnings were 65.2% for Larry L. Weyers, 45.9% for Joseph P. O'Leary, 172.2% for Mark A. Radtke, 38.8% for Phillip M. Mikulsky, and 37.6% for Charles A. Schrock.

The non-continuing named executive officers did not receive any short-term incentive compensation award under the 2008 plan.

Long-Term Incentive Compensation

We believe that equity-based compensation ensures that our executives have a continuing stake in the long-term success of the company. In a manner consistent with our overall compensation philosophy, we have adopted certain long-term compensation plans that utilize various equity-based compensation awards.

For long-term incentive awards granted to continuing named executive officers in February 2008, long-term incentive compensation was composed of 20% restricted stock units, 50% performance share awards and 30% non-qualified stock options. The amount of long-term incentive received by each continuing named executive officer is determined by the compensation committee and recommended to the board of directors, which relies on a blend of the energy industry survey group and the general industry survey group market median data. In addition, the performance of each named executive officer may be considered, as discussed above.

The long-term incentive compensation granted for 2008 as a percent of annualized base salary on an accounting expense basis for each continuing named executive officer was 330% for Larry L. Weyers; 185% for Joseph P. O'Leary; 133% for Mark A. Radtke; 121% for Phillip M. Mikulsky; and 135% for Charles A. Schrock.

The non-continuing named executive officers participated in our long term incentive compensation plans. However, following their resignations their participation in these plans ended except that they retained their vested stock options as described below.

Performance Shares

We believe that the granting of Integrys performance shares encourages executives to direct their efforts in a manner consistent with the optimization of TSR, and to create shareholder value that is superior to the company's peers. Performance share awards are based on TSR over a three-year period. During the three-year period, there are no dividends paid to participants nor do participants have voting rights over the shares subject to the award. At the end of the three-year period, the compensation committee makes a relative comparison of the company's TSR to the shareholder return on common stock of the performance share peer group selected by the compensation committee for the three-year period, and determines the number (if any) of performance share awards to issue. Initially in establishing the method of measuring performance, our compensation consultant provided the compensation committee with several alternatives to consider. The compensation committee chose the method of comparing against the performance share peer group because it believes the companies constitute a comprehensive representation of the utility industry. At the end of a performance period, the compensation committee makes a recommendation to the board of directors regarding the amount of payout based on this method of measuring performance.

The number of shares to be provided at target is based on market median levels of incentive compensation, competitiveness of the total compensation package and individual performance. A new three-year performance period starts annually. For performance periods after 2006, if the company's TSR is at the 50th percentile (target level) of the performance share peer group, as determined by the compensation committee, a payout of 100% of target award is made. If the company's TSR is at the 25th percentile (threshold level), a payout of 50% of the target award is made. If the company's TSR is below the 25th percentile, no payouts are made. If the company's TSR is at the 90th percentile (superior level), a payout of 200% of the target award is made. If the company's TSR results are in between the threshold, target and superior levels, payouts are determined based on interpolation. For the 2006-2008 performance period ending on December 31, 2008, the company's TSR ranked at the 27th percentile relative to the performance share peer group. However, for performance periods that started prior to 2007, the threshold level was the 35th percentile instead of the 25th percentile. As a result, participants (including the named executive officers) did not earn an award under the terms of the plan related to the 2006-2008 performance period.

All outstanding performance shares were forfeited by the non-continuing named executive officers upon their resignations.

Restricted Stock Units

We believe that the granting of restricted stock units serves to encourage the continuing named executive officers to direct efforts to increase shareholder value. The company's restricted stock units have a four-year vesting schedule (25% per year), and do not give the continuing named executive officers voting rights until vested. With respect to the restricted stock units granted in 2008, dividends are deemed to be reinvested in additional shares of restricted stock units, which are released according to the vesting schedule. Use of restricted stock units are designed to increase long-term retention, establish an incentive for optimizing TSR, and provide another alternative for executives to increase stock ownership in the company.

All outstanding non-vested restricted stock and restricted stock units were forfeited by the non-continuing named executive officers upon their resignations.

Non-Qualified Stock Options

We believe that the granting of company stock options serves to encourage the continuing named executive officers to direct efforts to increase shareholder value. Consistent with the plan document, option grants have strike prices equal to the closing market price of a share of common stock on the date the options are granted. One quarter of the options granted vest each year on the grant anniversary date. All options have a ten-year term from the date of the grant. There are no dividends or voting rights associated with stock options. Final approval of grants is made by the board of directors after considering the recommendation of the compensation committee. The company does not back date option grants, reload options or discount the strike price below market.

All outstanding non-vested stock options were forfeited by the non-continuing named executive officers upon their resignations. Mr. Nardi had 6,171 outstanding vested stock options with an exercise price of $58.65 per option that will expire on May 31, 2009. Ms. Rogers had 5,222 outstanding vested stock options with an exercise price of $58.65 per option that will expire on June 27, 2009.

Other Benefits

We have certain other plans which provide, or may provide, cash compensation and benefits to the named executive officers. These plans are principally a deferred compensation plan, a qualified pension plan, a pension restoration plan, and a supplemental retirement plan. We also provide life insurance as part of our compensation package. The compensation committee considers all of these plans and benefits when reviewing total compensation of the continuing named executive officers.

Perquisites

Named executive officers of the company and its subsidiaries are provided with a modest level of personal benefits. These may include payments for executive physicals, officer parking, home office equipment and financial counseling.

Deferred Compensation

The continuing named executive officers may participate in the Integrys Energy Group Deferred Compensation Plan with the approval of the compensation committee of the board of directors. This non-qualified benefit allows eligible executives to defer 1% to 100% of base salary, annual short-term incentive, and long-term incentive compensation (other than stock options) on a pre-tax (federal and state) basis. Participating executives who defer annual incentives into the stock unit account (see the discussion of the stock unit account below) received a 5% stock premium in their account with respect to deferrals made prior to April 1, 2008. The Integrys Energy Group Deferred Compensation Plan also provided for a matching contribution credit for any reduction in the matching contribution the executive receives under the Employee Stock Ownership Plan (ESOP) due to the executive's election to defer base compensation or annual incentive compensation to the Integrys Energy Group Deferred Compensation Plan.

Several investment types are available to eligible executives, as listed below:

  •
  Reserve Account A - This option is no longer available after 1995 for additional deferrals. Money previously deferred to Reserve Account A receives accrued interest based on the company's consolidated return on common equity, as calculated on April 1 and October 1 each year. This account is currently providing an above-market rate of return of 8.93%, which exceeds 120% of the applicable federal long-term rate of 5.19%. Beginning April 1, 2008, an executive may transfer amounts from Reserve Account A to another available investment option, but once transferred, the amounts cannot be allocated back to Reserve Account A.

  •
  Reserve Account B - This option was available for base compensation and annual incentive deferrals made prior to April 1, 2008. This account provides for an interest accrual of 70% of the company's consolidated return on common equity. This account currently provides an above-market rate of return, which exceeds 120% of the adjusted applicable federal long-term rate (6.34% vs. 5.19%). Effective April 1, 2008, no additional employee deferral amounts may be allocated to Reserve Account B. An executive may transfer amounts from Reserve Account B to another available investment option, but once transferred, the amounts cannot be allocated back to Reserve Account B.

  •
  "Mutual Fund" Account - This option is available for base compensation and annual incentive deferrals and, effective April 1, 2008, performance share deferrals. These options generally provide the employee with the ability to elect the same investment funds provided by the Wisconsin Public Service Corporation 401(k) Plan.

  •
  Locked Stock Unit Account - This is a company stock unit account available for deferrals that the executive is not allowed to convert to other investment types. This includes pre-April 1, 2008 deferrals related to grants from long-term performance shares, pre-April 1, 2008 annual incentive award payouts with respect to which the executive received a 5% premium for amounts allocated to stock units, and the pre-2008 ESOP matching contribution credit to replace company contributions that would have normally been made to the ESOP except for the executive's deferrals to the Integrys Energy Group Deferred Compensation Plan. Deferrals into this account are not allowed to be converted to other investment types.

  •
  Discretionary Stock Unit Account - This is a company stock unit account available for deferrals that may be transferred to or from this account from another available option, or vice versa.

Base compensation deferrals may be changed one time per year prior to the beginning of each calendar year. Deferrals of annual short-term or long-term incentive must be made in accordance with rules prescribed by the compensation committee, which at a minimum require that the executive's election be in place at least six months prior to the last day of the incentive performance period. The rates of return on the investment accounts range from -53.44% to 8.01% for the 12-month period ending December 31, 2008. More information regarding contributions, earnings and balances held by each named executive officer is presented in the Nonqualified Deferred Compensation Table for 2008.

The non-continuing named executive officers did not participate in the Integrys Energy Group Deferred Compensation Plan.

Qualified Pension Plan

The continuing named executive officers are eligible to participate in the qualified Integrys Energy Group Retirement Plan (referred to as the pension equity plan) upon completion of one year of service and 1,000 or more hours of work during that year. The pension equity plan, the successor plan to the Peoples Energy Corporation Retirement Plan, was merged with the Wisconsin Public Service Corporation Retirement Plan effective December 31, 2008. All of the continuing named executive officers are eligible to participate in the pension equity plan. The pension equity plan requires 3 years of employment or the attainment of age 65 to be vested in the plan.

The pension income benefit under the pension equity plan is equal to the "total service percent" multiplied by "final average pay." The pension income benefit consists of a lump sum benefit, which may be converted into an actuarially equivalent annuity with monthly payments. "Final average pay" is the average of the last 60 months or the 5 highest calendar years' compensation within the ten-year period immediately preceding the participant's termination of employment, whichever is greater, up to Internal Revenue Service (IRS) pay limits. Eligible compensation considered under the plan includes base salary, annual short-term incentive payout and bonuses. The "total service percent" for eligible service-based annual accruals varies from 9% to 15% per year (9% to 13% for employees hired after January 1, 2001) depending on the number of years of service. Participants actively employed on January 1, 2001 earned a pension transition benefit based on age and service, up to 115% of final average pay.

In addition, if an employee who was hired prior to January 1, 2001 terminates employment on or after attainment of age 55 (but prior to 65) and completion of five or more years of service, the plan provides for a monthly supplemental benefit equal to $800 per month payable until age 65. For an employee hired on or after January 1, 2001, the pension supplement is available if the employee terminates employment on or after attainment of age 55 (but prior to 65) and completes 10 or more years of service, and consists of a monthly benefit payable until age 65 equal to $40 times years of credited service to maximum of 20 years. If the pension income benefit is paid in a lump sum, the pension supplement is automatically converted into and paid at the same time as an actuarially equivalent lump sum.

Only service through December 31, 2012 and compensation through December 31, 2017 will be recognized in calculating benefits. Employees hired on or after January 1, 2008 are not eligible for the pension equity plan.

Provided below is the pension service credit for each continuing named executive officer:

Named Executive Officer	Annual Percentage Credit Earned in 2008	Accumulated Total Service Credits Earned as of December 31, 2008

Larry L. Weyers	15%	356%

Joseph P. O'Leary	9%	69%

Mark A. Radtke	15%	371%

Phillip M. Mikulsky	15%	591%

Charles A. Schrock	15%	454%

The pension equity plan does not allow for granting of additional service credit not otherwise authorized under the plan terms. Provided in the Pension Benefits Table for 2008 below is a tabulation of the present value of the accumulated pension benefit for each continuing named executive officer, using full years of credited service only.

The non-continuing named executive officers were eligible to participate in the qualified Peoples Energy Corporation Retirement Plan (referred to as the PEC pension plan). Both of the non-continuing named executive officers were vested in the PEC pension plan. The pension equity benefit under the PEC pension plan is equal to the "pension equity percentage credits" multiplied by "final average earnings." "Final average earnings" is the largest average of the 60 consecutive months out of the last 120 months prior to the participant's termination of employment. Eligible compensation considered under the PEC pension plan includes base salary and 50% of the lesser of the employee's actual or target annual short-term incentive payout, up to IRS pay limits. The "pension equity percentage credits" vary from 6% to 18% per year depending on the employee's age. Benefits may be paid as a lump sum benefit or as an actuarially equivalent annuity with monthly payments. At his resignation date, Mr. Nardi was entitled under the PEC pension plan to receive his lump sum pension benefit amounting to $302,706. The lump sum benefit was paid in June 2008. At her resignation date, Ms. Rogers was entitled under the PEC pension plan to receive her lump sum pension benefit amounting to $314,297. The lump sum benefit was paid in October 2008.

Pension Restoration Plan and Supplemental Retirement Plan

Continuing named executive officers receive a pension restoration benefit under the Pension Restoration Plan. Pension restoration provides a benefit based upon the difference between (1) the benefit the executive would have been entitled to under the pension equity plan if the maximum benefit limitation under IRS Section 415 and the compensation limitation under IRS Section 401(a)(17) did not apply, and if all base compensation and annual incentive amounts had been paid to the executive in cash rather than being deferred into the Integrys Energy Group Deferred Compensation Plan, and (2) the executive's actual benefit under the pension equity plan. The Nonqualified Deferred Compensation Table for 2008 below provides information on the deferrals into the Pension Restoration Plan and earnings for each named executive officer.

The board of directors has additionally authorized the continuing named executive officers to be provided with a non-qualified supplemental retirement benefit under the Supplemental Retirement Plan (SERP). For all of the continuing named executive officers, this benefit provides income replacement when taking into account other retirement benefits provided to the eligible executive and assures that the eligible executive will receive 60% of his/her final average pay (over the last 36 months or the 3 preceding years, whichever is higher). To qualify for the full supplemental retirement benefit, the executive must have completed 15 years of service and retire/terminate after age 62. Reduced benefits are payable if the executive has attained age 55 and completed ten years of service at retirement or termination.

These additional retirement benefits are designed to attract and retain key management employees who are important to the successful operation of the company. The Pension Benefits Table for 2008 below provides additional information regarding the present value of accumulated benefits under the SERP for each continuing named executive officer.

Beginning in 2008 we made the decision to move away from the use of defined benefit pension plans for all non-union employees including executives because of market trends. A ten-year transition period applies which means that ultimately no qualified and non-qualified defined benefit pension plans will exist for future benefit accruals. These plans are being replaced with defined contribution plans. Also, the plans were revised during 2008 to comply with IRS Section 409A requirements.

The non-continuing named executive officers were also covered under a pension restoration plan providing benefits based on the difference between (1) the benefit the executive would have been entitled to under the qualified PEC pension plan if the maximum benefit limitation under IRS Section 415 and the compensation limitation under IRS Section 401(a)(17) did not apply, and (2) the executive's actual benefit under the qualified PEC pension plan. However, under the terms of Mr. Nardi's severance agreement with Peoples Energy Corporation, which was entered into prior to the consummation of the Peoples Energy merger in February 2007, following a change in control of Peoples Energy Corporation, under certain circumstances, the PEC pension restoration benefit is not payable under the PEC supplemental retirement plan. Instead, a replacement benefit is to be calculated in the same manner as the pension restoration benefit, but assuming that Mr. Nardi has received an additional 21 years of service. Because Mr. Nardi's resignation triggered this alternative calculation, he is to be paid bi-weekly payments of $7,212.78 over 20 years pursuant to his severance agreement. The first payment was made on December 5, 2008. Ms. Rogers' also is party to a severance agreement with Peoples Energy Corporation, which was also entered into prior to the consummation of the Peoples Energy merger in February 2007. Ms. Rogers' severance agreement provides that following a change in control of Peoples Energy Corporation, under certain circumstances the PEC pension restoration benefit is not payable under the PEC supplemental retirement plan and that a replacement benefit is to be calculated in the same manner as the pension restoration benefits, but assuming that Ms. Rogers has received an additional three years of service. Because Ms. Rogers' resignation triggered this alternative calculation under her severance agreement, she was paid $212,520.10 in a lump sum on December 29, 2008.

Life Insurance

The continuing named executive officers (other than Larry L. Weyers) are eligible for an enhanced life insurance benefit of up to three times their annual base salary, with a maximum benefit level (taking into account both employer-provided coverage and any supplemental coverage that the officer voluntarily purchases) of $1,000,000. Accidental Death and Dismemberment (AD&D) coverage is also provided for these same named executive officers up to three times their annual base salary, subject to a separate $1,000,000 maximum benefit level. Larry L. Weyers receives a life insurance benefit of $2,000,000, with no additional coverage for AD&D. The IRS requires that imputed income be calculated and recorded for company paid life insurance in excess of $50,000. In compliance with IRS regulations, imputed income is recorded to the extent that an executive's life insurance benefit exceeds this limit. Listed below is the life insurance coverage in place as of December 31, 2008 for each continuing named executive officer:

Named Executive Officer	Life Insurance Coverage ($)

Larry L. Weyers	2,000,000

Joseph P. O'Leary	650,000

Mark A. Radtke	1,000,000

Phillip M. Mikulsky	1,000,000

Charles A. Schrock	1,000,000

Mr. Nardi, in accordance with his severance agreement that pre-dates Peoples Energy Corporation becoming a wholly-owned subsidiary of Integrys Energy Group, is entitled to basic life insurance coverage, generally through attainment of age 65. Mr. Nardi currently has $1,218,000 of life insurance coverage pursuant to his severance agreement. Ms. Rogers, in accordance with her severance agreement that pre-dates Peoples Energy Corporation becoming a wholly-owned subsidiary of Integrys Energy Group, is entitled to basic life insurance coverage for 3 years following her resignation. Ms. Rogers currently has $1,029,600 of life insurance coverage pursuant to her severance agreement.

Change in Control Agreements

We have had change in control agreements in place for a long period of time. These agreements are important to ensuring that our continuing named executive officers actively seek to maximize shareholder value, even if it means pursuing a transaction that might result in their termination. Before we entered into the change in control agreements, we engaged a compensation consultant to provide information and advice as to what were competitive payment, benefits, terms and conditions of change in control agreements. We then used this information to structure payment and benefit levels that were competitive in the marketplace, along with appropriate triggers.

When entering into the change in control agreements, we were mindful that the terms of the change in control agreements should be reasonable and not detrimental to the interests of our shareholders. This resulted in certain terms of the change in control agreements being less favorable to the continuing named executive officers than those provided by many other comparable companies. For example, (1) the benefits provided to the named executive officers under the change in control agreements phase out over a period of three years of continued employment following the change in control; (2) the benefits provided to the continuing named executive officers, under the change in control agreements are automatically discontinued when a named executive officer reaches age 65; and (3) the tax gross up is limited to only two of the continuing named executive officers.

The compensation committee has authorized each of the continuing named executive officers to receive protection and associated benefits in the event of a covered termination following a change in control of the company. The agreement with the continuing named executive officers who have a change in control agreement contains a "double trigger" arrangement, whereby a payment is only made if there is a change in control of Integrys Energy Group and the executive is actually terminated or terminates employment under certain circumstances after being demoted or after certain other adverse changes in the executive's working conditions or status. Specifically, privileges under such an agreement would be invoked if both of the following occurred: 1) a change in control event occurs in which a single entity takes ownership of 30% or more of our voting securities, a merger or sale occurs that results in Integrys Energy Group stock constituting less than 50% of the surviving company stock, or a merger or consolidation occurs where the company is not the surviving company; and 2) the event results in the loss of the executive's job or the executive is offered a position with lesser responsibility than the executive's prior position and the executive terminates employment as a result. The agreement also contains confidentiality and non-compete clauses. Specific details regarding change in control benefits can be found under the heading Termination of Employment later in this proxy statement.

The compensation committee periodically reviews the payment and benefit levels in the change in control agreements and the triggers to ensure that they remain competitive and appropriate. All existing change in control agreements were revised during 2008 to comply with IRS Section 409A requirements.

Common Stock Ownership Guidelines

We believe that it is important to align executive and shareholder interests by defining stock ownership guidelines for executives. For 2008, the target level for ownership of Integrys Energy Group common stock was five times base salary for the CEO; three times base salary for Joseph P. O'Leary, Mark A. Radtke, and Charles A. Schrock; and two times base salary for Phillip M. Mikulsky. All executives subject to the guidelines are expected to achieve the ownership target within five years from the date on which the executive became subject to the guidelines for the position currently held. Common stock beneficially held in an executive's ESOP account, any other beneficially owned common stock, including that earned through incentive plan awards, common stock equivalents earned through non-qualified deferred compensation programs, and 50% of the difference between the past 12 months high and low average and the strike price value of the vested stock options, are included in determining compliance with these guidelines. Unvested restricted stock and performance shares for which incentive targets have not yet been met are not included in the calculation of stock ownership (for guideline purposes) until restricted stock is vested or attainment of the incentive targets of performance shares are certified by the board of directors. As of December 31, 2008, all continuing named executive officers were complying with our stock ownership guidelines.

Changes to Executive Compensation Program for 2009

Recently, the compensation committee completed a review of our executive compensation practices to assure that our plans and practices were competitive, supportive of the goals of the company and in keeping with the best interests of our shareholders. As a result of that review, the compensation committee determined that overall our executive compensation program is effective in meeting its stated objectives. However, it was also determined that some changes to the compensation programs should be made to better balance executive focus on company goals and align their interests with those of our shareholders during a difficult economy that has impacted performance. Specifically, the following are the most significant modifications to the executive compensation program that have been implemented for 2009:

  •
  Executive officers reporting directly to the CEO will not receive a base salary increase for 2009. Other executives will receive a small increase at the same rate as our non-executive non-union employees.

  •
  We revised the short-term incentive compensation program to reflect that payouts related to non-financial measures will now be reduced by 50% if the consolidated net income threshold level is not reached (there will continue to be no payouts for financial measures unless consolidated net income threshold level is reached).

  •
  We revised the long-term incentive compensation program to reflect an increased use of performance shares, while decreasing the use of stock options.

Summary Compensation Table for 2008

The following table sets forth information concerning compensation earned or paid to each of the named executive officers for each of the last three fiscal years (except for the non-continuing named executive officers, Mr. Nardi and Ms. Rogers), consisting of: (1) the dollar value of base salary and bonus earned during the applicable fiscal years; (2) the dollar value of the compensation cost of all outstanding stock and option awards recognized over the requisite service period, as computed in accordance with SFAS No. 123(R); (3) the dollar value of earnings for services pursuant to awards granted during the applicable fiscal years under non-equity incentive plans; (4) the change in pension value and non-qualified compensation earnings during the applicable fiscal years; (5) all other compensation for the applicable fiscal years; and (6) the dollar value of total compensation for the applicable fiscal years. The named executive officers are our principal executive officer, principal financial officer, three most highly compensated executive officers employed as of December 31, 2008 and two other highly compensated non-continuing executive officers employed during 2008.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensa- tion ($)(4)	Change in Pension Value and Nonqualified Deferred Compensa- tion Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Larry L. Weyers	2008	1,050,000	0	2,831,379	915,141	684,145	1,724,292	46,912 (7)	7,251,869
Director, President	2007	924,923	7,500	1,594,351	491,525	1,100,259	349,127	80,785	4,548,470
and Chief Executive	2006	677,596	0	845,365	748,435	137,349	1,868,425	31,300	4,308,470
Officer, Integrys
Energy Group

Joseph P. O'Leary	2008	468,000	0	424,755	239,758	214,684	514,722	15,601	1,877,520
Senior Vice President	2007	429,577	3,300	234,066	173,178	498,026	156,072	71,544	1,565,763
and Chief Financial	2006	311,192	0	124,479	96,432	31,773	169,713	15,909	749,498
Officer, Integrys
Energy Group

Mark A. Radtke	2008	364,000	0	256,332	129,949	626,782	857,577	14,180	2,248,820
President, Integrys	2007	346,731	3,250	164,874	112,610	582,246	112,761	17,620	1,340,092
Energy Services, Inc.	2006	301,154	0	120,026	93,012	195,600	220,858	15,589	946,239

Phillip M. Mikulsky	2008	395,200	0	376,179	126,296	153,398	848,616	19,692	1,919,381
Executive Vice	2007	379,154	3,675	205,983	7,917	498,154	144,530	21,205	1,260,618
President and Chief	2006	351,346	0	218,646	173,716	39,661	631,965	19,228	1,434,562
Development Officer,
Integrys Energy
Group

Charles A. Schrock	2008	315,000	0	355,481	145,463	118,338	294,838	16,439	1,245,559
President and Chief	2007	295,481	2,750	158,793	142,744	183,875	95,956	16,567	896,166
Executive Officer,	2006	263,700	0	95,204	86,477	23,510	103,399	16,091	588,381
Wisconsin Public
Service Corporation

Thomas A. Nardi President, Integrys Business Support, LLC	2008	227,760	0	8,563	0	0	0	5,389,487 (8)	5,625,810

Desiree G. Rogers President, The Peoples Gas Light and Coke Company	2008	216,810	0	7,245	15,304	0	0	4,484,083 (9)	4,723,442

(1)
Includes amounts deferred into the Integrys Energy Group Deferred Compensation Plan. See the Nonqualified Deferred Compensation Table for 2008 for more information.

(2)
Compensation cost related to all stock awards is computed in accordance with SFAS No. 123(R) and recognized over the requisite service period. Amounts shown in column (e) reflect the portion of that compensation cost recognized in Integrys Energy Group's financial statements for the periods shown. A portion of the value of performance shares with performance periods of 2005-2007 and 2006-2008 is included in these amounts, based on the guidance of SFAS No. 123(R); however, the shares were not paid out because the market-based performance requirement was not met. For information regarding the valuation and recognition of cost related to stock awards, see Note 20 – Stock-Based Compensation in Notes to Consolidated Financial Statements in the 2008 Annual Report on Form 10-K, such information is incorporated herein by reference.

(3)
Amounts shown in column (f) reflect the dollar value of the compensation cost of all outstanding option awards recognized over the requisite service period, computed in accordance with SFAS No. 123(R). For information regarding assumptions made in valuing stock option awards, see Note 20 - Stock-Based Compensation in Notes to Consolidated Financial Statements in the 2008 Annual Report on Form 10-K, such information is incorporated herein by reference.

(4)
Non-equity compensation is payable in the first quarter of the next fiscal year, and may be deferred at the election of the named executive officer. Payment is calculated based on the measurement outcomes and as a percent of adjusted gross earnings from the company for services performed during the payroll year. Various extraordinary payments and the prior year payout are excluded in the calculation.

(5)
The calculation of above-market earnings on non-qualified deferred compensation is based on the difference between 120% of the applicable federal long-term rate (AFR) and the rate of return received on Reserve Accounts A and B. Provided below are the actual rates of return used in the calculation. Note that Reserve Account A was frozen to new deferrals beginning on January 1, 1996 and Reserve Account B was frozen to new deferrals beginning on April 1, 2008.

Time Period	AFR 120%	Reserve A - Daily	Reserve B - Daily

October 2007 - March 2008	5.86%	5.8555%	5.8273%

April 2008 - September 2008	5.29%	8.0114%	5.8273%

October 2008 - March 2009	5.19%	8.9302%	6.3427%

(6)
The amounts shown for each named executive officer include other compensation items consisting of life insurance premiums, imputed income from the life insurance benefits and ESOP matching contributions. Individual items included in column (i) that were in excess of $10,000 include imputed income from life insurance benefits for Mr. Weyers ($15,444) and ESOP matching contributions for each named executive officer as follows:

Named Executive Officer	ESOP ($)

Larry L. Weyers	12,331

Joseph P. O'Leary	11,310

Mark A. Radtke	11,128

Phillip M. Mikulsky	10,926

Charles A. Schrock	10,633

Thomas A. Nardi	10,489

Desiree G. Rogers	10,489

(7)
In addition to the other compensation items discussed in footnote (6) above, this amount also includes $14,787 for perquisites consisting of parking, financial counseling and an executive physical ($13,229).

(8)
In addition to the other compensation items discussed in footnote (6) above, this amount also includes the following items: a) payment pursuant to Mr. Nardi's change in control severance agreement totaling $4,915,005, of which $1,560,304, was for tax gross-ups, b) PEC supplemental retirement plan benefit of $110,538, (c) PEC pension plan benefit of $302,706, and (d) payment of a special award in the amount of $50,000 in recognition for efforts in successfully implementing the Company's centralized services organization (Integrys Business Support, LLC).

(9)
In addition to the other compensation items discussed in footnote (6) above, this amount also includes the following items: a) payment pursuant to Ms. Rogers' change in control severance agreement totaling $3,946,107, of which $1,282,923 was for tax gross-ups, b) PEC supplemental retirement plan benefit of $212,520 (of which $153,991 was due as a result of Ms. Rogers' severance agreement), and (c) PEC pension plan benefit of $314,297.

With regards to equity awards, no re-pricing, extension of exercise periods, change of vesting or forfeiture conditions, change or elimination of performance criteria, change of bases upon which returns are determined, or any other material modification of any outstanding option or other equity based award occurred during the fiscal years reported in the table.

 Grants of Plan-Based Awards Table for 2008

The following table sets forth information regarding all incentive plan awards that were made to the named executive officers during 2008, including equity and non-equity based awards. Decisions regarding equity and non-equity awards (payable following vesting or performance periods) were made only one time during 2008. Equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by SFAS No. 123(R). Non-equity incentive plan awards are not subject to SFAS No. 123(R), and are intended to serve as an incentive for performance to occur over the given year. A detailed description of long-term incentive plans (performance shares, restricted stock and stock options) can be found in the Compensation Discussion and Analysis under the heading Long-Term Incentive Compensation earlier in this proxy statement.

								All Other Stock Awards: Number of Shares of Stock or Units (#) Restricted Stock Program	All Other Option Awards: Number of Securities Underlying Options (#) Stock Option Program
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards Annual Incentive Plan (1)			Estimated Future Payouts Under Equity Incentive Plan Awards Performance Share Program						Grant Date Fair Value of Stock and Option Awards ($)(2)
										Exercise or Base Price Option Awards ($/Sh)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Larry L. Weyers	2008	0	1,050,000	2,625,000
	2/14/08				20,126	40,253	80,506				1,981,253
	2/14/08							14,330			692,999
	2/14/08								219,337	48.36	991,403

Joseph P. O'Leary	2008	0	304,200	760,500
	2/14/08				5,029	10,058	20,116				495,055
	2/14/08							3,581			173,177
	2/14/08								54,806	48.36	247,723

Mark A. Radtke	2008	0	218,400	764,400
	2/14/08				2,812	5,624	11,248				276,813
	2/14/08							2,002			96,817
	2/14/08								30,645	48.36	138,515

Phillip M. Mikulsky	2008	0	217,360	543,400
	2/14/08				2,777	5,555	11,110				273,417
	2/14/08							1,978			95,656
	2/14/08								30,270	48.36	136,820

Charles A. Schrock	2008	0	141,750	354,375
	2/14/08				2,470	4,940	9,880				243,147
	2/14/08							1,759			85,065
	2/14/08								26,919	48.36	121,674

Thomas A. Nardi (3)	2008	0	243,360	608,400
	2/14/08				3,062	6,125	12,250				301,473
	2/14/08							2,181			105,473
	2/14/08								33,377	48.36	150,864

Desiree G. Rogers (3)	2008	0	171,600	429,000
	2/14/08				2,592	5,183	10,366				255,107
	2/14/08							1,845			89,224
	2/14/08								28,242	48.36	127,654

(1)
Based on 2008 Executive Incentive Plan payout percentages. See description of Short-Term Incentive Compensation earlier in this proxy statement.

(2)
Performance shares are valued at target payout using the value derived from a Monte Carlo simulation. Restricted stock is valued at $48.36, the closing stock price on the grant date. Stock options are valued at $4.52 on an accounting expense basis based on a proprietary "advanced lattice" option pricing model.

(3)
While the non-continuing named executive officers were granted non-equity incentive awards and equity awards prior to their resignations, as reflected in this table, due to their resignations they forfeited all rights to such awards.

As reflected in the table above, the compensation committee awarded restricted stock to each continuing named executive officer in 2008 for the amounts indicated. The restricted stock had a grant date fair market value per share of $48.36, based on the closing stock price on the date of the grant. The restricted stock remains ratably restricted for 4 years following the date of grant. The dividend rate paid on restricted stock is equal to the dividend rate of all other outstanding shares of common stock. However, the dividends are deemed to be reinvested in additional restricted stock which vests according to the vesting schedule.

Stock options were granted in 2008 to the continuing named executive officers. These were non-qualified stock options with a grant price equal to the closing stock price on the date of the grant. The per share grant price for these options is $48.36. One quarter of the options vest each year on the grant anniversary date. The options had a grant date fair value per option of $4.52 as determined pursuant to SFAS No. 123(R). The options have an expiration date of February 14, 2018.

Performance shares were granted in the amounts indicated to each of the continuing named executive officers. The 2008 grants will have a performance period beginning on January 1, 2008 and ending on December 31, 2010. The shares are not paid out until the end of this performance period based on the final TSR in comparison to the selected peer group.

For a discussion of the treatment of unvested restricted stock, stock options and performance shares upon termination see the discussion below in the section titled Termination of Employment.

Outstanding Equity Awards Table for 2008

The following table sets forth information regarding outstanding awards under the stock option plan, restricted stock plan, incentive plans and similar plans, including market-based values of associated rights and/or shares as of December 31, 2008.

	Options Awards (1)					Stock Awards (2)
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(3)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Larry L. Weyers	99,027	0	0	37.96	12/12/2012	20,339	874,170	84,103	3,614,747
	97,015	0	0	44.73	12/10/2013
	111,607	0	0	48.11	12/8/2014
	91,279	30,426	0	54.85	12/7/2015
	61,957	61,956	0	52.73	12/7/2016
	15,754	47,262	0	58.65	5/17/2017
	0	219,337	0	48.36	2/14/2018

Joseph P. O'Leary	11,395	0	0	34.09	12/13/2011	5,220	224,356	20,420	877,652
	17,781	0	0	37.96	12/12/2012
	17,371	0	0	44.73	12/10/2013
	23,304	0	0	48.11	12/8/2014
	17,967	5,988	0	54.85	12/7/2015
	12,914	12,912	0	52.73	12/7/2016
	5,337	16,011	0	58.65	5/17/2017
	0	54,806	0	48.36	2/14/2018

Mark A. Radtke	2,500	0	0	23.1875	3/13/2010	2,849	122,450	12,792	549,800
	12,148	0	0	34.09	12/13/2011
	18,852	0	0	37.96	12/12/2012
	18,182	0	0	44.73	12/10/2013
	21,629	0	0	48.11	12/8/2014
	17,387	5,795	0	54.85	12/7/2015
	10,598	10,598	0	52.73	12/7/2016
	1,737	5,211	0	58.65	5/17/2017
	0	30,645	0	48.36	2/14/2018

Phillip M. Mikulsky	12,466	0	0	34.09	12/13/2011	2,730	117,335	13,967	600,302
	35,985	0	0	37.96	12/12/2012
	32,032	0	0	44.73	12/10/2013
	37,388	0	0	48.11	12/8/2014
	24,342	8,113	0	54.85	12/7/2015
	14,381	14,380	0	52.73	12/7/2016
	254	761	0	58.65	5/17/2017
	0	30,270	0	48.36	2/14/2018

Charles A. Schrock	16,599	0	0	34.09	12/13/2011	2,206	94,814	9,040	388,539
	16,967	0	0	37.96	12/12/2012
	14,404	0	0	44.73	12/10/2013
	16,000	0	0	48.11	12/8/2014
	10,189	3,396	0	54.85	12/7/2015
	7,174	7,174	0	52.73	12/7/2016
	513	1,537	0	58.65	5/17/2017
	0	26,919	0	48.36	2/14/2018

Thomas A. Nardi	6,171	0	0	58.65	5/17/2017	0	0	0	0

Desiree G. Rogers	5,222	0	0	58.65	5/17/2017	0	0	0	0

(1)
Provided below is the corresponding vesting date relative to each option expiration date:

Grant Date	Full Vesting Date	Expiration Date

3/13/2000	3/13/2004	3/13/2010

12/13/2001	12/13/2005	12/13/2011

12/12/2002	12/12/2006	12/12/2012

12/10/2003	12/10/2007	12/10/2013

12/08/2004	12/08/2008	12/08/2014

12/07/2005	12/07/2009	12/07/2015

12/07/2006	12/07/2010	12/07/2016

5/17/2007	5/17/2011	5/17/2017

2/14/2008	2/14/2012	2/14/2018

(2)
Stock price on December 31, 2008 was $42.98.

(3)
Included in columns (i) and (j) above are the performance shares that may still be paid out as of December 31, 2008. Subsequent to December 31, 2008, no payout occurred on performance shares for the performance period of 2006-2008 due to TSR results being below threshold requirements. The number of unearned performance shares attributable to each named executive officer as a result of the threshold requirements not being achieved, along with the corresponding market value of such shares, is as follows:

Named Executive Officer	Unearned Shares (#)	Market or payout value of unearned shares ($)

Larry L. Weyers	16,974	729,543

Joseph P. O'Leary	3,341	143,596

Mark A. Radtke	3,233	138,954

Phillip M. Mikulsky	4,526	194,527

Charles A. Schrock	1,895	81,447

Thomas A. Nardi	0	0

Desiree G. Rogers	0	0

Option Exercises and Stock Vested Table for 2008

The following table sets forth amounts received by each named executive officer upon exercise of options (or similar instrument) or the vesting of stock (or similar instruments) during 2008.

	Option Awards		Stock Awards (1)
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)

(a)	(b)	(c)	(d)	(e)

Larry L. Weyers	0	0	2,560	115,408

Joseph P. O'Leary	0	0	670	30,990

Mark A. Radtke	1,500	25,658	375	16,543

Phillip M. Mikulsky	0	0	368	15,279

Charles A. Schrock	0	0	210	8,967

Thomas A. Nardi	15,345	20,618	410	20,861

Desiree G. Rogers	13,860	17,947	347	17,655

(1)
No payout was made on performance shares in 2008 based on TSR for the performance period ending December 31, 2008 not meeting the threshold payout level. These performance shares had a performance period of 2006-2008.

Pension Benefits Table for 2008

The following table sets forth the actuarial present value of each named executive officer's accumulated benefit under each defined benefit plan, assuming benefits are paid at normal retirement age based on current levels of compensation. For information regarding the valuation method and all material assumptions applied in quantifying the present value of the current accumulated benefit for each of the named executive officers see Note 17 -Employee Benefit Plans in Notes to Consolidated Financial Statements in the 2008 Annual Report on Form 10-K, such information is incorporated herein by reference. The table also shows the number of years of credited service under each such plan, computed as of the same pension plan measurement date used in the company's audited financial statements for the year ended December 31, 2008. Larry L. Weyers and Phillip M. Mikulsky are currently eligible for early retirement. No pension benefits were paid to any of the continuing named executive officers during the year. Specific details of these benefits are discussed in more detail in the Compensation Discussion and Analysis under the heading Other Benefits.

Name	Plan Name (1)	Number of years of credited service (#)(2)	Present value of accumulated benefits ($)(3)	Payments during last fiscal year ($)

(a)	(b)	(c)	(d)	(e)

Larry L. Weyers	Retirement Plan	23	790,925	0
	Restoration Plan	23	4,344,727	0
	SERP	23	5,415,429	0
	Total	23	10,551,081	0

Joseph P. O'Leary	Retirement Plan	7	174,104	0
	Restoration Plan	7	228,875	0
	SERP	7	812,086	0
	Total	7	1,215,065	0

Mark A. Radtke	Retirement Plan	25	876,796	0
	Restoration Plan	25	1,544,584	0
	SERP	25	0	0
	Total	25	2,421,380	0

Phillip M. Mikulsky	Retirement Plan	37	1,337,011	0
	Restoration Plan	37	2,321,726	0
	SERP	37	714,640	0
	Total	37	4,373,377	0

Charles A. Schrock	Retirement Plan	29	1,083,644	0
	Restoration Plan	29	693,253	0
	SERP	29	175,976	0
	Total	29	1,952,873	0

Thomas A. Nardi	Retirement Plan	7.2	0	302,706
	Restoration Plan	7.2	0	110,538
	Total	7.2	0	413,244

Desiree G. Rogers	Retirement Plan	10.8	0	314,297
	Restoration Plan	10.8	0	212,520
	Total	10.8	0	526,817

(1)
Material terms and conditions of the above named plans are as follows:

Retirement Plan

These are tax-qualified defined benefit retirement plans generally available to employees hired prior to January 1, 2008. Benefits for the continuing named executive officers are determined under an account-based pension equity plan formula that defines a lump-sum amount at termination of employment. Benefits for the non-continuing named executive officers (Mr. Nardi and Ms. Rogers) were determined under an account-based pension equity plan formula used by Peoples Energy Corporation. See the discussion of Other Benefits in the Compensation Discussion and Analysis.

  Restoration Plan

  The purpose of this non-qualified plan is to provide an alternate means of paying benefits intended under the Retirement Plan that are either restricted by law or limited because of employee deferrals to the Integrys Energy Group Deferred Compensation Plan. Benefits of this plan are generally determined and payable under the same terms and conditions as the Retirement Plan without regard to IRS limitations on amounts of includible compensation and maximum benefits and without regard to employee deferrals of base and annual bonus pay. Benefits paid are reduced by the value of benefits payable under the Retirement Plan. Under plan terms, each participant has executed an election agreement that sets forth the form of payment the participant has chosen to receive following termination of employment (lump sum or annuity). As described above, the only Restoration Plan benefit payable to the non-continuing named executive officers (Mr. Nardi and Ms. Rogers) is payable under the Nardi Severance Agreement and the Rogers Severance Agreement.

  SERP

  This Integrys plan provides a lump sum, a life annuity or a 180 monthly guaranteed benefit payments commencing at retirement for participants on or after age 55 with 10 or more years of employment service. The monthly benefit equals a target percentage of final average pay (over a three-year period), reduced by the lifetime annuity payable under the Retirement Plan and Restoration Plan. The target percentage ranges from 40% for 10 years to 60% for 15 years of service. Benefits are reduced 3% per year for retirements prior to age 62. The non-continuing named executive officers (Mr. Nardi and Ms. Rogers) are not eligible for the Integrys SERP benefit.

(2)
Full years of credited service only. Actual plan benefits are calculated taking into account full and fractional years of credited service.

(3)
Change in pension value during 2008 and present value of accumulated benefit at year-end:

Retirement Plan

For the continuing named executive officers, the amounts shown are based on the present value of the projected pension equity plan account balances payable at the plan's normal retirement age (age 65). The projected age 65 pension equity plan account equals the participant's accrued account balance at year-end rolled forward with interest credits to age 65 using the plan's interest rate (4.92% at December 31, 2007 and 6.72% at December 31, 2008). The present value was determined using an interest rate consistent with assumptions used for financial reporting under SFAS No. 87 (6.40% at December 31, 2007 and 6.45% at December 31, 2008). For Mr. Nardi and Ms. Rogers, the amount shown represents the actual lump sum benefit paid to each of them during 2008. The benefit was calculated under the retirement plan's pension equity formula and paid following their termination of employment, in accordance with the terms of the Peoples Energy Corporation Retirement Plan.

For continuing named executive officers covered under the pension equity plan, the value of the temporary supplemental benefit has been added. The present value was determined assuming commencement at earliest eligibility (generally age 55) and paid in a single lump-sum form, using the plan's interest rate to calculate the lump sum payment (Pension Protection Act segment lump-sum rates at December 31, 2007 and December 31, 2008) and using an interest rate consistent with assumptions used in financial reporting under SFAS No. 87 to determine the present value at year-end of the lump sum payable. The benefit was prorated based on current service over service from hire date to date of earliest eligibility.

Restoration Plan

The amounts shown are based on the present value of the projected pension equity plan account balances payable at the plan's normal retirement age (age 65). The projected age 65 pension equity plan account equals the participant's accrued account balance at year-end rolled forward with interest credits to age 65 using the plan's interest rate (4.92% at December 31, 2007 and 6.72% at December 31, 2008). The present value was determined using an interest rate consistent with assumptions used for financial reporting under SFAS No. 87 (6.40% at December 31, 2007 and 6.45% at December 31, 2008).

  SERP

  The values shown are based on the present value of the accrued benefit at unreduced retirement age (age 62) reflecting final average pay and service as of the calculation date. The present value was determined assuming commencement at age 62 using an interest rate consistent with assumptions used for the Company's financial reporting under SFAS No. 87 (6.40% at December 31, 2007 and 6.45% at December 31, 2008).

Nonqualified Deferred Compensation Table for 2008

The following table sets forth information regarding the contributions, earnings and balances for each named executive officer relative to the non-qualified deferred compensation plan for 2008.

Name	Executive Contributions in last fiscal year ($)(1)	Registrant contributions in last fiscal year ($)(1)	Aggregate earnings in last fiscal year ($)(2)	Aggregate withdrawal/ distributions ($)	Aggregate balance at last fiscal year end ($)(3)

(a)	(b)	(c)	(d)	(e)	(f)

Larry L. Weyers	0	0	(324,481)	0	4,029,071

Joseph P. O'Leary	18,747	0	(139,359)	0	861,837

Mark A. Radtke	0	0	(411,853)	0	1,305,037

Phillip M. Mikulsky	146,224	1,242	(452,615)	0	3,139,372

Charles A. Schrock	32,968	5,030	(157,472)	0	1,170,898

Thomas A. Nardi	0	0	3,120	0	89,854

Desiree G. Rogers	0	0	0	0	0

  (1)
  Deferrals into the Integrys Energy Group Deferred Compensation Plan were made from compensation earned in 2008 and are reported in column (c) of the Summary Compensation Table for 2008, with the exception of equity and non-equity incentive plan compensation earned in 2007, but paid out and deferred in 2008. These amounts are as follows:

Name	2007 Annual Incentive Plan ($)	2007 Annual Incentive Plan 5% Premium ($)	2008 Performance Share Payout ($)

Larry L. Weyers	0	0	0

Joseph P. O'Leary	0	0	0

Mark A. Radtke	0	0	0

Phillip M. Mikulsky	124,228	1,242	0

Charles A. Schrock	134,134	5,030	0

Thomas A. Nardi	0	0	0

Desiree G. Rogers	0	0	0

  (2)
  Above market earnings received on Reserve Accounts A and B are reported in column (h) of the Summary Compensation Table for 2008.

  (3)
  The aggregate balance includes amounts shown in footnote (1) and the above market earnings on Reserve Accounts A and B, which are included in column (h) of the Summary Compensation Table for 2008.

The following table sets forth the actual earnings during 2008 of each deferred compensation account held by the named executive officers:

Name	Aggregate earnings for Reserve A in last fiscal year ($)	Aggregate earnings for Reserve B in last fiscal year ($)	Aggregate earnings for PEC Prime Rate Fund in last fiscal year ($)	Aggregate earnings for Mutual Funds in last fiscal year ($)	Aggregate earnings for company stock in last fiscal year ($)	Aggregate earnings in last fiscal year ($)

Larry L. Weyers	100,490	0	0	(71,171)	(353,800)	(324,481)

Joseph P. O'Leary	0	0	0	(27,145)	(112,214)	(139,359)

Mark A. Radtke	0	0	0	(288,572)	(123,281)	(411,853)

Phillip M. Mikulsky	47,031	20,435	0	(340,014)	(180,067)	(452,615)

Charles A. Schrock	14,769	818	0	(71,055)	(102,004)	(157,472)

Thomas A. Nardi	0	0	3,120	0	0	3,120

Desiree G. Rogers	0	0	0	0	0	0

For further details regarding the deferred compensation accounts, including rates of return, see the discussion of Other Benefits in the Compensation Discussion and Analysis. Upon retirement or termination of employment, distribution of the named executive officer's account will commence the January of the year that is both (1) following the calendar year of termination of employment and (2) at least six months following termination or later if a later date is selected by the named executive officer. The named executive officer can elect a distribution period from 1 to 15 years. Payouts, withdrawals or other distribution cannot commence under the plan while the named executive officer is actively employed.

At December 31, 2008, there were 702,047 shares available for distribution under this plan.

 Termination of Employment

Reasons for termination may be voluntary, involuntary, for cause, retirement or as a result of a change in control. The term "for cause" as defined only in the change in control agreements, and for the continuing named executive officers, means any one of the following: 1) intentional conduct by the executive officer that is not taken in good faith, which causes demonstrable and serious financial injury to us, as evidenced by a determination in a binding and final judgment in effect after exhaustion of all rights of appeal; 2) the executive officer being convicted of a felony, which substantially impairs the officer's ability to perform his duties or responsibilities; or 3) the executive officer's continuing willful and unreasonable refusal to perform the officer's duties or responsibilities (unless significantly changed without the officer's consent). Prior to a change in control, a continuing named executive officer terminating employment for reasons that are voluntary, involuntary, or for "cause," is entitled to receive only those benefits earned, accrued and vested prior to the date of termination. There are no provisions for enhanced payments or benefits to be granted to the continuing named executive officers for termination of employment for these reasons, except as described below with regard to retirement.

Under the change in control agreements, the definition of "cause" is relevant if the executive officer's employment is terminated after a change in control event has occurred. If a change in control event has occurred and, during the term of the contract, the named continuing executive officer's employment is terminated by us for reasons other than "cause," or if the executive terminates for "good reason," then the executive officer receives the full change in control benefits. On the other hand, if a change in control event has occurred and the named executive officer's employment is involuntarily terminated for "cause," or the officer voluntary terminates employment other than for "good reason," then the executive officer is only entitled to received benefits that have already accrued and vested, but the executive officer is not entitled to receive the change in control benefits. With regard to retirement, the only enhanced value named executive officers receive is derived from unvested equity grants to the extent that vesting continues on stock options granted prior to retirement and performance periods continue on performance shares granted prior to retirement, provided that retirement occurs on or after December 31st of the performance share plan year. Provided below are estimated enhanced aggregate compensation and benefits that may be payable to named executive officers in the event of termination of employment. These estimates assume that termination occurred on December 31, 2008.

Type of Termination	Larry L. Weyers ($)(1)	Joseph P. O'Leary ($)(2)	Mark A. Radtke ($)(2)	Phillip M. Mikulsky ($)(1)	Charles A. Schrock ($)(1)

Retirement (3)	13,105,942			4,958,749	2,881,083

Change In Control (CIC)	4,964,818	3,976,084	3,614,510	3,483,255	1,524,204

  (1)
  Mr. Weyers, Mr. Mikulsky and Mr. Schrock are currently eligible for retirement under the pension program, as specified in the plan documents. Termination for reasons that are voluntary/involuntary/for cause would be treated the same as retirement.

  (2)
  Mr. O'Leary and Mr. Radtke were not retirement eligible as of December 31, 2008.

  (3)
  Included in the values shown is the present value of future retirement benefit payments. Under the Pension Restoration Plan and the Supplemental Retirement Plan, certain participants will be paid a monthly benefit (for a fixed number of payments or a lifetime annuity). The present value of future monthly benefit payments was determined using an interest rate and mortality table consistent with assumptions used for financial reporting under SFAS No. 87. Also included in the total is the enhanced value for any outstanding equity grants.

The treatment of unvested stock options, unvested restricted stock and performance shares in which the performance period has not yet ended, varies depending on the circumstances of termination and by the type of long term incentive. Provided below is a summary of how each type of 2008 long term incentive is handled based on the type of termination:

Type of Termination	Stock Options	Restricted Stock	Performance Shares

Voluntary/Involuntary/For Cause	Shares not vested are forfeited unless early retirement on or after age 55 with 10 years service or reaching age 62, death or disability.	Shares not vested are forfeited unless early retirement on or after age 55 with 10 years service or reaching age 62, death or disability.	Shares not vested are forfeited unless early retirement on or after age 55 with 10 years service or reaching age 62, death or disability.

Retirement on or After Age 55 with 10 Years Service or Reaching Age 62	At retirement, the shares continue to vest as if actively employed; no change occurs to the vesting schedule. If retirement occurs within the year of the award being granted, the last grant is prorated.	At retirement, the units continue to vest as if actively employed; no change occurs to the vesting schedule. If retirement occurs within the year of the award being granted, the last grant is prorated.	At retirement the performance period continues as if actively employed. If retirement occurs within the year of the award being granted, the last grant is prorated.

Change in Control	The outstanding and unexercised options will become fully vested, but subject to any terms of the CIC.	The shares become fully vested, even if not otherwise vested, and whether or not employment is terminated.	The performance period is terminated; the employee is entitled to a final award based on the target award prorated for the portion of performance period that has been completed at time of CIC.

Under the change in control agreements with Larry L. Weyers and Phillip M. Mikulsky, were a change in control event to occur, they would be eligible to receive a severance payout composed of a termination payment of up to 2.99 times their current salary and normal annual incentives, after federal excise tax. Under this plan, the company would "gross up" the payment to cover federal income tax required to be paid by the executive. The remaining named executive officers have been provided with an agreement such that in the event of a change in control, a termination payment of up to 2.99 times current salary and normal annual incentives would be provided with a choice of either receiving a payment within the IRS change in control limit and avoiding excise taxes or receiving the fully calculated change in control payment subject to applicable excise taxes. In addition to the payment, an affected executive under either form of agreement would receive health and welfare benefits, outplacement services, and up to $10,000 for fees and expenses of consultants, legal and/or accounting advisors engaged by the executive to compute benefits or payment due under the agreement.

No triggering event occurred in 2008 that affected the continuing named executive officers. The CIC estimate above provides the approximate cash severance amount, the present value of enhanced pension, health and welfare and outplacement benefits, the amount due for interrupted performance cycles, and the intrinsic value of stock-based awards for each named executive officer. Our non-continuing named executive officers (Mr. Nardi and Ms. Rogers) had severance agreements that were triggered upon their resignations in 2008. The principal severance benefits payable under each severance agreement consisted of the following: (1) the executive's base salary and accrued benefits through the date of termination; and (2) a lump sum cash payment equal to from one to three years of the sum of the executive's base salary, the average of the short-term incentive (bonus) compensation paid to the executive during the three years preceding termination of employment and the economic equivalent value of any long-term incentive compensation awards received by the executive in the calendar year preceding termination (items (1) and (2) above are sometimes collectively referred to as "salary and incentive-based compensation").

Mr. Nardi's severance agreement provided that in addition to the salary and incentive-based compensation, Mr. Nardi was entitled to receive an amount equal to the remainder of (1) the value of the benefits that would have been accrued by Mr. Nardi under the PEC supplemental retirement benefit plan on the date of termination of employment, determined as if Mr. Nardi had received credit for an additional 21 years of service and had commenced participation in the PEC pension plan and the PEC supplemental retirement benefit plan as of his first day of actual employment with Peoples Energy Services Corporation, less (2) the value of Mr. Nardi's benefits accrued under the PEC pension plan on the date of termination of his employment.

Ms. Rogers' severance agreement provided that in addition to the salary and incentive-based compensation, if Ms. Rogers was vested under PEC pension plan, Ms. Rogers was entitled to receive the amount of her vested accrued benefit under the PEC supplemental retirement benefit plan on the date of her termination, computed as if Ms. Rogers had completed three years of additional service.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the above compensation discussion and analysis section of this proxy statement. Based on this review and discussion, the compensation committee recommends that the compensation discussion and analysis be included in Integrys Energy Group's annual report on Form 10-K and proxy statement.

Compensation Committee

John C. Meng, Chairman*
Richard A. Bemis
William J. Brodsky

This Compensation Committee Report is not to be deemed "soliciting material" or deemed to be filed with the SEC or subject to Regulation 14A of the 1934 Act, except to the extent specifically requested by Integrys Energy Group or incorporated by reference in documents otherwise filed.

*
Mr. Meng resigned from the board of directors effective February 12, 2009.

DIRECTOR COMPENSATION

Compensation Philosophy

Our compensation policies for directors are designed to attract and retain the most qualified individuals to serve on the board of directors in the industry in which we operate. We believe that director compensation packages are comparable relative to the competitive energy/utility market. General market information relative to the market median director compensation is provided by a nationally recognized compensation consultant (Towers Perrin) and is reviewed in setting director compensation.

Role of the Governance Committee

Recommendations regarding outside director compensation are made by the governance committee, without any input from the compensation committee. The compensation consultant provides the governance committee with a competitive compensation analysis of outside director compensation programs relative to the energy industry survey group and the general industry survey group for use in their decision-making. Although the compensation consultant provides market data for consideration by the governance committee in setting director compensation levels and programs, the compensation consultant does not make specific recommendations on individual compensation amounts for the directors, nor does the consultant determine the amount or form of director compensation. All decisions on director compensation levels and programs are made by the full board of directors based on the recommendation provided by the governance committee.

Components of Director Compensation

Director compensation is composed of a retainer, service fees and stock-based awards. The equity portion of director compensation is designed to align directors' interests with shareholders' interests. Directors may defer compensation into the Integrys Energy Group Deferred Compensation Plan (see discussion above under Other Benefits in the Compensation Discussion and Analysis for a description of this plan and investment options), and receive $50,000 of AD&D insurance coverage. Directors receive no incentive plan compensation, qualified pension benefits, or perquisites. Employee directors receive no compensation for serving as directors.

Common Stock Ownership Guidelines

The board of directors has adopted stock ownership guidelines for directors to emphasize the importance of linking director and shareholder interests. The target level for stock ownership of directors is five times their annual retainer, including stock based compensation. The directors are encouraged to meet this target within a five-year period. As of December 31, 2008, all directors who have been on the board of directors for at least five years were complying with the stock ownership guidelines.

Director Compensation Tables for 2008

The following table sets forth a summary of compensation for each non-employee director who served during 2008:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)

(a)	(b)	(c)	(f)	(h)

Keith E. Bailey	63,750	64,987	0	128,737

Richard A. Bemis	65,500	63,831	11,834	141,165

James R. Boris (3)	50,691	81,767	0	132,458

William J. Brodsky	63,500	81,767	0	145,267

Albert J. Budney, Jr.	67,500	92,814	0	160,314

Pastora San Juan Cafferty	59,500	26,413	0	85,913

Ellen Carnahan	63,500	26,413	0	89,913

Diana S. Ferguson (4)	15,778	83,760	0	99,538

Robert C. Gallagher	71,763	63,831	6,458	142,052

Kathryn M. Hasselblad-Pascale	63,500	69,853	0	133,353

John W. Higgins	59,500	64,987	0	124,487

James L. Kemerling	65,565	74,040	5,300	144,905

Michael E. Lavin	71,500	26,413	0	97,913

John C. Meng (5)	66,000	92,814	0	158,814

William F. Protz, Jr.	60,000	46,413	0	106,413

(1)
Directors fees paid to non-employee directors in 2008, include:

•
$40,000 annual cash retainer.

•
$1,500 for each in-person board of directors meeting attended.

•
$1,500 for each telephonic board of directors meeting attended.

•
$1,000 for each board committee meeting attended.

•
$1,000 for each telephonic board committee meeting attended.

•
$9,395.15 to serve as lead director (Mr. Gallagher was appointed into this newly created position effective May 16, 2008, and as such this amount reflects a pro-rated portion of an annual cash retainer amount of $15,000).

•
$10,000 to serve as chair of the audit committee.

•
$5,000 to serve as the chair of the compensation committee, environmental committee, financial committee or governance committee.

The board of directors decided to not increase director fees in 2009.

(2)
This amount reflects the dollar value of the compensation cost of all outstanding stock awards recognized over the requisite service period, computed in accordance with SFAS No. 123(R). Under SFAS No. 123(R), the expense associated with each of these grants is calculated and recorded on a quarterly basis for the period of time from when the grant is made until the board member's term expires. The amount shown in the table above is the 2008 expense amount calculated for each grant that has occurred from 2006 to 2008 and varies depending on when each person's term ends. Non-employee directors were granted the following values of deferred stock units during 2006-2008:

  2006
  -   $50,000 for directors of WPS Resources Corporation ("WPSR") (these grants pre-dated the 2007 merger with Peoples Energy Corporation ("PEC")).

  2007
  -   $10,792 for directors of WPSR and $44,842 for directors who had been with PEC prior to the merger with WPSR.

  2008
  -   $65,000 for all directors.

(3)
Mr. Boris resigned from the board of directors effective May 15, 2008. Prior to his resignation, Mr. Boris was non-executive chairman of the board. Included in column (b) is the pro-rated portion of his $40,000 annual cash retainer for serving as a director and the pro-rated portion of his $75,000 annual fee for serving as non-executive chairman of the board.

(4)
Ms. Ferguson resigned from the board of directors effective April 7, 2008. Included in column (b) is the pro-rated portion of her $40,000 annual cash retainer for serving as a director.

(5)
Mr. Meng resigned from the board of directors effective February 12, 2009.

The following table sets forth a tabulation of the outstanding stock options granted to non-employee directors who served during 2008 and the number of deferred stock units held by non-employee directors who served during 2008 at December 31, 2008:

Name	Outstanding Stock Options (#)(1)	Deferred Stock Units (#)(2)

Keith E. Bailey	0	2,214

Richard A. Bemis	3,000	8,956

James R. Boris	7,425	2,214

William J. Brodsky	7,425	2,214

Albert J. Budney, Jr.	0	7,045

Pastora San Juan Cafferty	7,425	2,214

Ellen Carnahan	0	5,785

Diana S. Ferguson	0	2,214

Robert C. Gallagher	0	8,956

Kathryn M. Hasselblad-Pascale	1,000	8,956

John W. Higgins	0	2,214

James L. Kemerling	0	8,956

Michael E. Lavin	0	2,214

John C. Meng	3,000	8,956

William F. Protz, Jr.	0	8,956

(1)
There is an aggregate of 29,275 outstanding stock options granted to non-employee directors as of December 31, 2008.

(2)
There is an aggregate of 82,064 deferred stock units held by non-employee directors as of December 31, 2008.

The following table sets forth the earnings during 2008 of each deferred compensation account held by each non-employee director who served during 2008:

Name	Aggregate earnings for Reserve A in last fiscal year ($)	Aggregate earnings for Reserve B in last fiscal year ($)	Aggregate earnings for Mutual Funds in last fiscal year ($)	Aggregate earnings for company stock in last fiscal year ($)	Aggregate earnings in last fiscal year ($)

Keith E. Bailey	0	0	0	(11,839)	(11,839)

Richard A. Bemis	44,009	0	(165,333)	(100,232)	(221,556)

James R. Boris	0	0	0	(47,459)	(47,459)

William J. Brodsky	0	0	0	14,566	14,566

Albert J. Budney, Jr.	0	0	0	(40,219)	(40,219)

Pastora San Juan Cafferty	0	0	(8,805)	(14,155)	(22,960)

Ellen Carnahan	0	0	0	(64,014)	(64,014)

Diana S. Ferguson	0	0	0	34,447	34,447

Robert C. Gallagher	24,018	0	0	(135,388)	(111,370)

Kathryn Hasselblad-Pascale	0	0	0	(63,831)	(63,831)

John W. Higgins	0	0	0	(11,839)	(11,839)

James L. Kemerling	14,723	29,317	(16,344)	(79,255)	(51,559)

Michael E. Lavin	0	0	0	(11,839)	(11,839)

John C. Meng	0	0	0	(107,250)	(107,250)

William F. Protz, Jr.	0	0	0	(79,533)	(79,533)

 AUDIT COMMITTEE REPORT

The audit committee reviewed and discussed with management the audited financial statements of Integrys Energy Group, Inc. including disclosures under "Management Discussion and Analysis of Financial Condition and Results of Operations" as of and for the year ended December 31, 2008. In addition, we have discussed with Deloitte & Touche LLP, the independent registered public accounting firm for Integrys Energy Group, the matters required by auditing standards of the Public Company Accounting Oversight Board and Rule 2-07, "Communication with Audit Committees" of Regulation S-X. The audit committee also reviewed and discussed with management and Deloitte & Touche LLP the assessment and audit of internal control over financial reporting.

The audit committee also received the written disclosures and letter from Deloitte & Touche LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed the firm's independence with respect to Integrys Energy Group. We have also discussed with management of Integrys Energy Group and Deloitte & Touche such other matters and received such assurances from them, as we deemed appropriate.

Based on the foregoing review and discussions and relying thereon, we have recommended to Integrys Energy Group's board of directors the inclusion of the audited financial statements in Integrys Energy Group's annual report on Form 10-K for the year ended December 31, 2008.

Audit Committee

Michael E. Lavin, Chair
Keith E. Bailey
Ellen Carnahan
John W. Higgins
William F. Protz, Jr.

This Audit Committee report is not to be deemed "soliciting material" or deemed to be filed with the SEC or subject to Regulation 14A of the 1934 Act, except to the extent specifically requested by Integrys Energy Group or incorporated by reference in documents otherwise filed.

 OTHER BUSINESS

At the time this proxy statement went to press, there were no shareholder proposals required to be included in this proxy or for consideration at our May 13, 2009 annual meeting. If any other matters are properly presented at the annual meeting, the persons named as proxies will vote upon them in accordance with their best judgment.

Our officers, directors and employees may solicit proxies by correspondence, telephone, electronic communications, or in person, but without extra compensation. Banks, brokers, nominees and other fiduciaries may be reimbursed for reasonable charges and expenses incurred in forwarding the proxy soliciting material to and receiving proxies from beneficial owners.

ANNUAL REPORTS

Our 2008 annual report (including financial statements and the report of our independent registered public accounting firm, Deloitte & Touche LLP) is enclosed with this proxy statement. As allowed under SEC rules, Integrys Energy Group is delivering only one copy of the 2008 annual report and this proxy statement to multiple shareholders sharing an address unless it has received contrary instructions from one or more of the shareholders. Upon written or oral request, Integrys Energy Group will promptly deliver a separate copy of the 2008 annual report and/or this proxy statement to any shareholder at a shared address to which a single copy of the document was delivered. If you are a shareholder and would like to request an additional copy of the 2008 annual report and/or this proxy statement now or with respect to future mailings (or to request to receive only one copy of the annual report and proxy statement if you are currently receiving multiple copies), please call (920) 433-1050 or write to Integrys Energy Group, Inc., Attention: Barth J. Wolf, Vice President, Chief Legal Officer and Secretary, 700 North Adams Street, Green Bay, Wisconsin 54301.

An annual report is filed with the SEC on Form 10-K. If you are a shareholder and would like to receive a copy of our 2008 Form 10-K, without exhibits, please write to Barth J. Wolf, Vice President, Chief Legal Officer and Secretary, 700 North Adams Street, Green Bay, Wisconsin 54301. You can also access the 2008 Form 10-K on our Web site at http://www.integrysgroup.com/investor/ by selecting "SEC Filings."

 FUTURE SHAREHOLDER PROPOSALS

Under Rule 14a-8 of the Securities Exchange Act of 1934 shareholder proposals for Integrys Energy Group's 2010 annual meeting of shareholders must be received no later than December 4, 2009, to be included in the 2010 proxy statement. Integrys Energy Group By-Laws allow additional shareholder proposals for the 2010 annual meeting to be accepted between January 13, 2010 and February 12, 2010. However, proposals received in this time frame may not be included in the proxy statement sent to shareholders. In addition, shareholder proposals received outside of this window will be submitted to shareholder vote at the sole discretion of Integrys Energy Group. If Integrys Energy Group chooses to present such proposal at the 2010 annual meeting, the persons named in proxies solicited by the board of directors of Integrys Energy Group for its 2010 annual meeting of shareholders may exercise discretionary voting power with respect to any such proposal. Shareholder proposals received after February 12, will not be considered for submission to shareholders. Proposals should be submitted to Barth J. Wolf, Vice President, Chief Legal Officer and Secretary, Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54301.

INTEGRYS ENERGY GROUP, INC.

BARTH J. WOLF Vice President, Chief Legal Officer and Secretary

1 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 COMMENTS: INTEGRYS ENERGY GROUP, INC. 130 East Randolph Drive, Chicago, Illinois 60601 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 13, 2009 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The Shareholder(s) hereby appoints Larry L. Weyers and Barth J. Wolf as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote as designated on the reverse side of this form, and to vote at their discretion upon such other business as may properly come before the meeting, all the shares of Common Stock of Integrys Energy Group, Inc. held of record by the undersigned on March 19, 2009, at the Annual Meeting of Shareholders to be held on May 13, 2009, at 10:00 a.m. CDT, at the Weidner Center, on the campus of the University of Wisconsin-Green Bay, 2420 Nicolet Drive, Green Bay, Wisconsin, or any adjournment or postponement thereof. (Continued and to be signed on the reverse side)

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors to one-year terms on the Board of Directors or until their successors have been duly elected: O Keith E. Bailey O Kathryn M. Hasselblad-Pascale O John W. Higgins O James L. Kemerling O Charles A. Schrock 2. Ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2009. THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND PROPOSALS LISTED HEREIN. Please indicate in the comments box on the reverse side of this card any topics you would like to have addressed as part of management’s presentation at the Annual Meeting of Shareholders on May 13, 2009. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF SHAREHOLDERS OF INTEGRYS ENERGY GROUP, INC. May 13, 2009 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date, and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or telephone. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- ---------------- COMPANY NUMBER ACCOUNT NUMBER MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Annual Report, Notice of Annual Meeting/Proxy Statement, Proxy Card and Executive Chairman’s Letter are available at http://www.integrysgroup.com/proxymaterials/